UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Freeport-McMoRan Inc.

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Notice of
2015 Annual Meeting
of Stockholders and
Proxy Statement

LETTER TO STOCKHOLDERS FROM OUR LEAD INDEPENDENT DIRECTOR

Dear Fellow Stockholders,

During the past year, our company achieved strong operating performance, important project development milestones and positive exploration results. We have taken deliberate steps to deliver on our long-term strategy and to deliver profitable growth, while positioning our company financially to effectively respond to the challenging operating environment caused by movements in the commodity markets late in 2014. We have also continued our stockholder outreach regarding corporate governance and executive compensation.

Stockholder Outreach and Engagement. It is of great importance to our entire board of directors to maintain an open dialogue with our institutional investors and other stockholders. As Lead Independent Director, I am pleased to have continued this practice, having met with stockholders representing more than 25% of our outstanding common stock in 2014 to seek feedback on our executive compensation and governance practices. We are committed to fostering our engagement efforts to increase transparency, and to ensure that the diverse perspectives of our stockholders are represented in the boardroom as your board works to deliver long-term value for you.

Board Leadership and Proxy Access. As part of the board’s ongoing assessment of our corporate governance framework and in consideration of stockholder input, we have implemented several changes over the last two years. In addition to extending the responsibilities and duties of the Lead Independent Director, we have appointed four new independent directors and created an executive committee of the board comprised entirely of independent directors. One additional governance mechanism that has gained greater prominence in the last year is proxy access. While proxy access proposals have been presented at a small number of companies in recent years, there has been no standard approach. In early 2015, it became clear that a much larger number of companies had received stockholder proposals on the topic. In recognition of developing trends regarding proxy access, the board initiated a process for collecting stockholder feedback on how proxy access could be effectively integrated into our company’s corporate governance framework. As a result, the board has committed to adopt in 2016 a proxy access right that will be specifically developed to fit our investor base and circumstances.

Pay for Performance. Meaningful dialogue with our stockholders also contributes to the evaluation and the evolution of our compensation program. In 2014, in response to feedback received during our extensive stockholder engagement efforts, the board conducted a comprehensive restructuring of the executive compensation program. We reduced base salaries of the members of the Office of the Chairman, as well as each member’s total target direct compensation, and we implemented a largely formula-driven annual incentive program. Over the last year we have had the opportunity to evaluate the success of this new program. We received positive feedback from stockholders regarding these changes and suggestions for modifications to our long-term incentive plan, which our compensation committee plans to address this year. We will continue to seek stockholder perspectives as we evaluate our approach for the future.

Your vote is very important to us. We strongly encourage you to read both our proxy statement and annual report in their entirety, and to vote your shares at your earliest convenience.

On behalf of the board, I would like to express our appreciation for the confidence you place in us through your investment. We look forward to continuing our dialogue in the years to come.

Respectfully yours,
GERALD J. FORD Lead Independent Director April 27, 2015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 10, 2015

Date:	Wednesday, June 10, 2015

Time:	10:00 a.m., Eastern Time

Place:	Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont on the hotel’s website at www.hoteldupont.com/map-and-directions-en.html.

Purpose:	•	Elect 16 directors;
•	Approve, on an advisory basis, the compensation of our named executive officers;
•	Ratify the appointment of our independent registered public accounting firm;
•	Reapprove performance goals under our stock incentive plan;
•	Vote on one stockholder proposal, if presented at the annual meeting; and
•	Transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on April 16, 2015 are entitled to notice of and to attend or vote at the annual meeting.

Identification:	If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Freeport-McMoRan Inc. common stock on the record date.

Proxy Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting in person, please promptly submit your proxy and voting instructions via the internet or sign, date and return a proxy card. Your cooperation is appreciated.

By Order of the Board of Directors.
DOUGLAS N. CURRAULT II Secretary April 27, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2015.

This proxy statement and the 2014 annual report are available at

www.eproxyaccess.com/fcx2015

Freeport-McMoRan    2015 Proxy Statement    i

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PROXY SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our 2014 performance, please review our 2014 Annual Report on Form 10-K.

The 2014 annual report to stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about April 27, 2015.

2015 Annual Meeting of Stockholders

Time and Date:	10:00 a.m. Eastern Time, Wednesday, June 10, 2015

Place:	Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801

Record Date:	Thursday, April 16, 2015

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals to be voted on.

2014 Performance Highlights (page 31)

During 2014, we achieved strong operating performance, important project development milestones and positive exploration results despite challenging commodity market conditions that emerged late in the year. We have an optimistic view of our large-scale, geographically diverse natural resource assets and we continue to seek to generate long-term values from our portfolio of assets by continuing our track record of efficient management of our operations and executing development plans to provide future growth and financial returns.

Executive Compensation Highlights (page 30)

In response to the 2013 stockholder vote on executive compensation and stockholder feedback, our compensation committee and its independent compensation consultant worked, with full cooperation from senior management, to design and implement a completely transformed executive compensation program. Highlights of our new executive compensation program implemented in early 2014 include the following:

•	Reduced base salaries by 50% for each member of the Office of the Chairman, from $2.5 million to $1.25 million.

•

Reduced total target direct compensation (base salary and performance-based annual and long-term incentives) of each member of the Office of the Chairman by approximately 60% to $7.5 million, of which more than 80% ($6.25 million) is at risk, compared to the three-year average of $19.2 million under our previous program.

•

Implemented a new and more quantitative Annual Incentive Program with significantly reduced payout opportunities based on achievement of multiple metrics that we believe better align with the financial and operational performance targets of the company.

•

Implemented a new Long-Term Incentive Program under which our executive officers receive grants of performance share units that increase alignment with stockholder return with payouts that will vest after a three-year performance period based on our total stockholder return as compared to our peers.

-	In direct response to stockholder feedback, our compensation committee and its independent consultant are in the process of reviewing our long-term incentive program with the objective of incorporating one or more additional performance metrics for performance periods beginning in 2016.

Freeport-McMoRan    2015 Proxy Statement    1

Corporate Governance Highlights (page 6)

Our current corporate governance structure reflects our significant and ongoing commitment to strong and effective governance practices and a willingness to be responsive and accountable to our stockholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by our stockholders. Consistent with our ongoing assessment of corporate governance best practices and engagement with stockholders, in recent years we have implemented several corporate governance enhancements, including the following:

•	Independent directors of the board appointed a lead independent director.

•	Four new independent directors were appointed to the board, adding diverse new perspectives and expertise; 13 of our 16 directors (81.25%) are independent.

•

An executive committee of the board was established, comprised of five independent directors: the lead independent director, as chairman, and the chairman of each of the audit, compensation, nominating and corporate governance, and corporate responsibility committees.

•	The board developed a succession planning process for the chief executive officer and other key senior executives, which is overseen by the fully independent executive committee.

•	Vice chairmen of each of the board’s committees were appointed to strengthen board committee leadership.

Stockholder Engagement (page 4)

We have an extensive stockholder outreach program through which we seek ongoing input from our largest institutional investors and other stockholders regarding our executive compensation and other governance practices, and implement changes based on this input. In 2014, our lead independent director met with stockholders collectively holding over 25% of our outstanding common stock. We value stockholder views and insights and believe that constructive and meaningful dialogue builds informed relationships that promote transparency and accountability. Currently, under the direction of our lead independent director, we are in the midst of meetings with our stockholders as we seek to implement a thoughtful approach to proxy access. We intend to present a proxy access proposal that is designed to reflect the company’s specific ownership and governance structures for stockholder approval at our 2016 annual meeting after careful consideration and stockholder engagement.

Agenda and Voting Recommendations

Item	Description	Board Vote Recommendation	Page
1	Election of 16 directors	FOR each nominee	15
2	Advisory vote to approve the compensation of our named executive officers	FOR	58
3	Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015	FOR	62
4	Reapproval of the material terms of the Section 162(m) performance goals under our Amended and Restated 2006 Stock Incentive Plan	FOR	63
5	Stockholder proposal regarding proxy access	AGAINST	71

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Director Nominee Highlights (page 16)

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
Richard C. Adkerson	68	2006	Vice Chairman, President and Chief Executive Officer Freeport-McMoRan Inc.
Robert J. Allison, Jr.	76	2001	Retired Chairman and Chief Executive Officer Anadarko Petroleum Corporation	✓	• Compensation • Corporate Responsibility • Executive • Nominating and Corporate Governance (Chair)
Alan R. Buckwalter, III	68	2013	Retired Chairman JPMorgan Chase Bank, South Region	✓	• Audit
Robert A. Day	71	1995	Chairman and Chief Executive Officer W. M. Keck Foundation Chairman Oakmont Corporation	✓	• Audit (Chair) • Executive • Nominating and Corporate Governance (Vice Chair)
James C. Flores	55	2013	Vice Chairman Freeport-McMoRan Inc. President and Chief Executive Officer Freeport-McMoRan Oil & Gas LLC
Gerald J. Ford	70	2000	Chairman of the Board Hilltop Holdings, Inc.	Lead Independent Director	• Audit • Executive (Chair) • Nominating and Corporate Governance
Thomas A. Fry, III	70	2013	Retired President National Ocean Industries Association	✓	• Corporate Responsibility (Vice Chair)
H. Devon Graham, Jr.	80	2000	President R.E. Smith Interests	✓	• Audit • Compensation (Chair) • Executive
Lydia H. Kennard	60	2013	President and Chief Executive Officer KDG Construction Consulting	✓	• Corporate Responsibility
Charles C. Krulak	73	2007	President Birmingham-Southern College Former Commandant United States Marine Corps	✓	• Compensation • Corporate Responsibility
Bobby Lee Lackey	77	1995	Consultant	✓	• Compensation • Corporate Responsibility
Jon C. Madonna	71	2007	Retired Chairman and Chief Executive Officer KPMG LLP	✓	• Audit (Vice Chair)
Dustan E. McCoy	65	2007	Chairman and Chief Executive Officer Brunswick Corporation	✓	• Compensation (Vice Chair)
James R. Moffett	76	1992	Chairman of the Board Freeport-McMoRan Inc.
Stephen H. Siegele	55	2006	Private Investor	✓	• Audit • Corporate Responsibility (Chair) • Executive
Frances Fragos Townsend	53	2013	Executive Vice President of Worldwide Government, Legal and Business Affairs MacAndrews & Forbes Holdings Inc.	✓	• Compensation

Freeport-McMoRan    2015 Proxy Statement    3

STOCKHOLDER ENGAGEMENT

We have an extensive stockholder outreach program through which we seek ongoing input from our largest institutional investors and other stockholders regarding our executive compensation and other governance practices, and implement changes based on this input. We value stockholder views and insights and believe that constructive and meaningful dialogue builds informed relationships that promote transparency and accountability.

Our lead independent director, Gerald J. Ford, has conducted a series of engagements on behalf of the board since his appointment in 2013, as well as throughout 2014 and in early 2015. His goal is to collect feedback from stockholders on various governance-related topics. After our say-on-pay proposal did not receive majority support in 2013, we used insights gained through engagement with stockholders to develop significant changes to the compensation program. Stockholder views also contributed to the board’s efforts to implement several corporate governance initiatives at that time.

Under the direction of Mr. Ford we began conducting outreach with our stockholders as we seek to implement a thoughtful approach to proxy access. We have found that many of our stockholders view proxy access as an important right. We recognize, based on initial discussions with some of our significant stockholders and our review of the voting guidelines of and public commentary by investors, that proxy access is an evolving governance topic, on which our stockholders have a diverse range of views.

Our board is committed to adopting proxy access and believes it requires additional time to develop a proxy access right tailored to our investor base and circumstances. We intend to present a proxy access proposal for stockholder approval at our 2016 annual meeting. For more information, see the section titled “Board of Directors’ Statement in Opposition” following the stockholder proposal, beginning on page 72).

Recent Engagements

In March and April 2014, Mr. Ford met with institutional stockholders collectively holding over 25% of our outstanding common stock, and he and the chairman of our compensation committee met with two of the largest proxy advisory firms. These engagements were highly informative.

During the first quarter of 2015, Mr. Ford offered to meet with 15 of our largest institutional stockholders and met with representatives from institutional investors collectively representing over 20% of our outstanding shares.

Engagement Period	Topics of Discussion	Engagement Outcomes

March – April 2014	• Corporate governance changes • New executive compensation program • Questions from our stockholders

•  Stockholder support for our say-on-pay proposal in 2014 increased significantly, which we believe is attributable to open dialogue with stockholders and the significant executive compensation and corporate governance changes implemented

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Engagement Period	Topics of Discussion	Engagement Outcomes

First Quarter 2015	• Proxy access • Board composition and refreshment • Succession planning • Leadership structure • New executive compensation program • Business strategy

•  We received positive feedback on the new executive compensation program and corporate governance changes we had implemented

•  We received suggestions for further improvements to the executive compensation program and related disclosures, including a recurring suggestion to integrate one or more additional performance metrics in our long-term incentive plan (the current performance metric is relative total stockholder return)

•  We reported all of the feedback and suggestions to the compensation committee and the board of directors for consideration

•  Our compensation committee and its independent consultant are in the process of reviewing our long-term compensation program with the objective of incorporating one or more additional performance metrics for performance periods beginning in 2016

•  Our board is committed to developing a meaningful proxy access right to be presented to stockholders at our 2016 annual meeting

Ongoing Dialogue Regarding Social and Environmental Sustainability

In addition to engagement regarding governance and compensation, we have a robust stakeholder communication program addressing corporate social responsibility. As part of this program, we regularly work with our stockholders and other stakeholders via in-person meetings and site visits, teleconferences, inquiries via email and related conferences. Through these engagement and outreach efforts, our corporate sustainable development team and senior personnel address key industry topics, including:

•	Health, safety and fatality prevention

•	Environmental management

•	Revenue transparency

•	Human rights

•	Resettlement programs

•	Water resources

•	Community development

In 2014, our corporate team engaged with over 50 investor organizations, sustainability analyst firms, banking institutions and non-governmental organizations regarding our sustainability programs and performance. In addition, our operational-level teams regularly engage locally with community stakeholders and dozens of development institutions and non-governmental organizations. Our corporate team also works closely with our sales departments to engage both downstream customers and international governmental agencies on sustainability and address specific environmental and public health areas of interest that affect access to markets for our various products within the value chain. We believe that effective stakeholder engagement can help reduce sustainability-related risks and enable us to continue to deliver positive contributions to society.

Freeport-McMoRan    2015 Proxy Statement    5

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Principles of Business Conduct

Corporate governance is a long-standing priority at our company. We believe effective corporate governance promotes the long-term interests of our stockholders, maintains internal checks and balances, strengthens management accountability, engenders public trust and fosters responsible decision-making and accountability. Our corporate governance guidelines, along with the charters of our principal board committees, provide the framework for the governance of our company and reflect the board’s commitment to monitor the effectiveness of policy and decision-making both at the board and management levels.

We are also proud of our commitment to the highest level of ethical and legal conduct in all of our business operations. Our principles of business conduct are a reaffirmation of our commitment to integrity and define the expected behavior of all of our employees and our board. Amendments to or waivers of our principles of business conduct granted to any of our directors or executive officers will be published promptly on our website.

Our corporate governance guidelines and principles of business conduct are available at www.fcx.com under “Investor Center – Corporate Governance” and are available in print to any stockholder who requests a copy.

Succession Planning for Senior Executives

The board is focused on ensuring that the company has a robust emergency and long-term succession plan in place for key senior executive positions. In the event of an unexpected executive departure, the emergency succession plan allows for smooth transfer of responsibilities to an individual who may or may not be permanently tasked with the new role. In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to a given role.

The long-term succession plan is intended to develop a pipeline of qualified talent for key roles. The planning process includes a discussion of succession candidates, assessment of relevant skills and planning for professional development where necessary. The company’s short and long-term business strategy will be considered when evaluating candidates and their skills. Multiple succession candidates may be identified for an individual role and provided with relevant growth opportunities. Where possible, the board gains insight through direct exposure to internal succession candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities.

The board has tasked the executive committee, which is fully independent, with responsibility of overseeing the succession planning process. Each year, the lead independent director and other members of the executive committee partner with the members of the Office of the Chairman to review the company’s succession plan for all key senior executives. Succession planning for the roles of the chairman, chief executive officer of the company and chief executive officer of Freeport-McMoRan Oil & Gas is overseen by the independent executive committee and is formally discussed at least once annually by the independent directors. In the event that the succession plan is triggered for any of these roles, the full board would participate in the discussion and consideration of any action with a final decision to be made by the independent directors of the board.

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Board Composition

We recognize the importance of board refreshment to achieve the right blend of institutional knowledge and fresh perspectives. The composition of our board has changed significantly in recent years. We have added four new independent directors since mid-2013, bringing in diverse professional experience while balancing independence and tenure. Our board currently consists of 16 members, 13 of whom the board has affirmatively determined have no material relationship with the company and are independent within the meaning of our director independence standards, which meet, and in some respects exceed, the independence requirements of the New York Stock Exchange (NYSE). Independent directors comprise 81.25% of our board and the average tenure of our directors is 9.5 years, compared to an average of 9.7 years for all directors at the companies in the S&P 500 index according to Institutional Shareholder Services. We remain committed to an ongoing review of our board’s composition to ensure we continue to have the right mix of skills, background and tenure.

Board Leadership Structure

Our board believes that the decision to combine or separate the positions of chairman and chief executive officer is highly dependent on the strengths and personalities of the individuals involved and must take into account current business conditions and the environment in which the company operates. The positions of chairman and chief executive officer have been separate at our company since 2003. While our by-laws and corporate governance guidelines do not require our chairman and chief executive officer positions to be separate, the board believes that having separate positions continues to be the appropriate leadership structure for the company at this time.

Office of the Chairman

Following completion of our acquisition of Plains Exploration & Production Company (Plains Exploration) in 2013, we established the Office of the Chairman, comprised of our top three executives – James R. Moffett, Executive Chairman, Richard C. Adkerson, Vice Chairman, President and Chief Executive Officer and James C. Flores, Vice Chairman of the company and President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC. The members of the Office of the Chairman develop and execute our operational and financial strategy. We recognize that our Office of the Chairman structure is unique; however, in light of the history of our company and the leadership team we currently have in place, our board believes it is the right leadership structure for our company at this time. Messrs. Moffett, Adkerson and Flores are not considered independent directors because each is part of our management team and each receives compensation for services to the company.

Mr. Moffett has over 50 years of experience in the natural resources business and is one of the founders of the company. He has served as chairman of the board since 1992 and was chief executive officer of the company from 1995 to 2003. As executive chairman, Mr. Moffett furthers our business strategy by applying his exceptional talents and experience as an accomplished geologist. He leads our global exploration programs and guides our company strategy.

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Mr. Adkerson has over 40 years of experience in the natural resources business. As vice chairman, president and chief executive officer, he leads our global mining business and is responsible for the executive management of our company. Mr. Adkerson has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business.

Mr. Flores has over 30 years of experience in the energy business. As vice chairman of our board, and president and chief executive officer of our oil and gas business, he leads our oil and gas business. Mr. Flores has had an extensive career in the oil and gas industry, including co-founding a private oil and gas company. He has served in the roles of chief executive officer, president and/or chairman of one private and four public oil and gas exploration and production companies, providing him with vast knowledge and a keen perspective with respect to the issues, trends and strategic and operational opportunities and challenges within the oil and gas industry.

Lead Independent Director

The board recognizes the importance of having a clearly identified independent leader on the board with clearly defined roles and responsibilities. Shortly before our 2013 annual meeting, our independent directors appointed Gerald J. Ford to the newly created position of lead independent director in response to feedback from our stockholders regarding our board leadership structure.

The primary responsibilities of the lead independent director include:

•	presiding at all meetings of the board at which the chairman is not present, including executive sessions of the non-management directors;

•	serving as a liaison between the chairman and the non-management directors;

•	approving information sent to the board and agendas for meetings of the board (which includes the authority to add information and agenda items);

•	approving schedules for meetings of the board to assure there is sufficient time for discussion;

•	having the authority to call meetings of the non-management directors; and

•	if requested by significant stockholders, being available for consultation and direct communication.

In accordance with our corporate governance guidelines, our non-management directors meet in executive session at the end of each regularly scheduled board meeting. The lead independent director presides at each executive session meeting and, following each executive session meeting, serves as a liaison between the non-management directors and the chairman regarding any specific feedback or issues that have been discussed in the executive session meeting.

Since his appointment as lead independent director, Mr. Ford has proposed, and our board has implemented, several governance initiatives, including the following:

•

formed a fully independent executive committee comprised of five independent directors: the lead independent director, as chairman, and the chairman of each of the audit, compensation, nominating and corporate governance, and corporate responsibility committees;

•	provided recommendations to the nominating and corporate governance committee on two new directors, adding diverse new perspectives and expertise to the board;

•	provided recommendations to the nominating and corporate governance committee on board committee memberships, including chairman and vice chairman roles; and

•	worked with the chairman of the compensation committee in the implementation of our new executive compensation program and the negotiation of the revised executive employment arrangements.

Mr. Ford has also directed the board’s efforts in conducting extensive outreach with our stockholders on a variety of corporate governance issues, including proxy access, succession planning and board refreshment, as well as executive compensation. For more information on our stockholder engagement efforts, see the section titled “Stockholder Engagement” beginning on page 4.

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In light of perspectives gathered in discussions with stockholders, the board has concluded that the current leadership structure provides an appropriate framework for our directors to provide independent, objective and effective oversight of management. The board periodically reviews the leadership structure and may make such changes in the future as it deems appropriate.

Board and Committee Meeting Attendance

The board held six meetings during 2014. During 2014, each of our directors participated in more than 75% of the total number of meetings of the board and meetings held by each committee of the board on which each director served. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Moffett attended the last annual meeting of stockholders.

Board Committees

The board has five standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, a corporate responsibility committee and an executive committee, each of which is composed entirely of independent directors. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our website at www.fcx.com under “Investor Center – Corporate Governance” and are available in print upon request. The following table identifies the current committee members.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Corporate Responsibility Committee	Executive Committee
Richard C. Adkerson
Robert J. Allison, Jr.		✓	Chairman	✓	✓
Alan R. Buckwalter, III	✓
Robert A. Day	Chairman		Vice Chairman		✓
James C. Flores
Gerald J. Ford	✓		✓		Chairman
Thomas A. Fry, III				Vice Chairman
H. Devon Graham, Jr.	✓	Chairman			✓
Lydia H. Kennard				✓
Charles C. Krulak		✓		✓
Bobby Lee Lackey		✓		✓
Jon C. Madonna	Vice Chairman
Dustan E. McCoy		Vice Chairman
James R. Moffett
Stephen H. Siegele	✓			Chairman	✓
Frances Fragos Townsend		✓

Audit Committee. The audit committee assists the board in fulfilling its oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting; (2) the integrity of the company’s financial statements; (3) the company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the company’s independent registered public accounting firm; and (5) the performance of the company’s independent registered public accounting firm and internal audit firm. For more information on the audit committee, see the section titled “Audit Committee Report.” The audit committee held four meetings in 2014.

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Compensation Committee. The compensation committee assists the board in fulfilling its oversight responsibilities by (1) discharging the board’s responsibilities relating to compensation of the company’s executive officers, and (2) administering the company’s cash-based and equity-based incentive compensation plans. For more information on the compensation committee, see the section titled “Corporate Governance – Compensation Committee Procedures.” The compensation committee held four meetings in 2014.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities by (1) identifying and formally considering and recommending to the board candidates to be nominated for election or re-election to the board at each annual meeting of stockholders or as necessary to fill vacancies and newly-created directorships; (2) monitoring the composition of the board and its committees and making formal recommendations to the board on membership of the committees; (3) maintaining the company’s corporate governance guidelines and recommending to the board any desirable changes; (4) evaluating the effectiveness of the board, its committees and management; and (5) overseeing the form and amount of director compensation. The nominating and corporate governance committee held two meetings in 2014.

Corporate Responsibility Committee. The corporate responsibility committee assists the board in fulfilling its oversight responsibilities with respect to the company’s (1) environmental policy and implementation programs; (2) human rights policy and practices; (3) safety and health policies and programs; (4) community health programs and related public health and medical matters; (5) community policy and practices, governmental and stakeholder relations, and social investment and sustainable development programs; (6) charitable contributions; and (7) political activity and spending practices. The corporate responsibility committee held three meetings in 2014.

Executive Committee. The executive committee assists the board in fulfilling its oversight responsibilities by acting on behalf of the board during periods between meetings of the board in order to enhance the board’s ability to respond to time-sensitive matters. The members of the executive committee are the lead independent director, who is chairman of the executive committee, and the chairmen of the audit committee, compensation committee, nominating and corporate governance committee, and corporate responsibility committee, who are all independent directors. The executive committee has all of the powers of the board except as limited by law.

Board and Committee Independence; Audit Committee Financial Experts

In accordance with the rules of the NYSE, the board must make an affirmative determination that a director has no material relationship with the company and management. To assist the board in making determinations of independence, the nominating and corporate governance committee established director independence standards, which meet, and in some respects exceed, the independence requirements of the NYSE. In addition, members of the audit and compensation committees must meet heightened standards of independence in accordance with the requirements of the NYSE corporate governance listing standards and U.S. Securities and Exchange Commission (SEC) rules and regulations. The director independence standards are part of our corporate governance guidelines, which are available at www.fcx.com under “Investor Center – Corporate Governance.”

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, the board has affirmatively determined that each of Messrs. Allison, Buckwalter, Day, Ford, Fry, Graham, Krulak, Lackey, Madonna, McCoy and Siegele, and each of Mses. Kennard and Townsend has no material relationship with the company and is independent within the meaning of our director independence standards. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee recommended to the board that the 13 directors named above be considered independent, which the board approved.

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The board also has determined that each of the members of the audit, compensation, nominating and corporate governance, and corporate responsibility committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit committee and compensation committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, the board has determined that each of Messrs. Day, Ford, Graham and Madonna qualify as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Compensation Committee Procedures

The compensation committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and annual and long-term incentive plan criteria, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The compensation committee also reviews, approves and recommends to the board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers. The compensation committee oversees our assessment of whether our compensation practices are likely to expose the company to material risks. The compensation committee annually recommends to the board the slate of officers for the company, periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions.

To the extent stock options or other equity awards are granted in a given year, the compensation committee’s historical practice has been to grant such awards at its first meeting of that year, which is usually held in January or February. Each July or August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, the first meeting of each year is scheduled approximately six months in advance and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. The compensation committee has a written policy stating that it will approve all regular annual equity awards at its first or second meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade.

The terms of our stock incentive plans provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the compensation committee’s policies, for purposes of our stock incentive plans, the fair market value of our common stock will be determined by reference to the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date. In addition, our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended. Our current equity grant policy provides that each of the vice chairmen of the board, the chairman of the board and the chief executive officer of the company has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may relate to more than 20,000 shares of our common stock;

•

Such grants must be approved during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval or such later date set forth in the grant instrument;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	The officer must report any such grants to the committee at its next meeting.

The compensation committee engages an independent executive compensation consultant to advise the compensation committee on matters related to executive compensation. Please refer to the section titled “Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant. In addition, the board has its own independent legal counsel, with whom the compensation committee consults on an as needed basis.

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Compensation Committee Independence – No Interlocks or Insider Participation

The current members of our compensation committee are Messrs. Allison, Graham, Krulak, Lackey and McCoy and Ms. Townsend. In 2014, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Board Evaluation Process

The nominating and corporate governance committee is responsible for overseeing the annual performance evaluation of the board as a whole and each committee of the board. Annually, each director completes an evaluation of the full board and of each committee on which the director serves. The evaluations are intended to provide the board and each committee with an opportunity to evaluate performance for the purpose of improving board and committee processes and effectiveness. The detailed questionnaires seek quantitative ratings and subjective comments in key areas of board practices, and ask each director to evaluate how well the board and committees operate and to make suggestions for improvements. The nominating and corporate governance committee reviews the results and the assessment of board performance is presented to the full board. The results of each committee evaluation are delivered to the respective chairman of each committee.

Director Nominations and Qualifications

In evaluating nominees for membership on the board, our nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee takes into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. In selecting nominees, the committee seeks to have a board that represents a diverse range of perspectives and experience relevant to the company. The committee also evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be effective directors in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas. For more information regarding the experience, qualifications, attributes and skills of both potential director nominees as well as existing members of the board considered by the board through the nominating and corporate governance committee, see the section titled “Proposal No. 1: Election of Directors” on page 15.

Our nominating and corporate governance committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

Director Candidates Submitted by Stockholders

Our nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter from the candidate stating his or her willingness to serve, if elected.

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In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual meeting of stockholders. Any nomination must be in writing and received by our corporate secretary at our principal executive office no later than February 11, 2016. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2016 annual meeting or 10 days following the public announcement of the date of the 2016 annual meeting. Any stockholder submitting a nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Board’s Role in Oversight of Risk Management

The board as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, the board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company. In addition, as reflected in our principles of business conduct, the board seeks to establish a “tone at the top” communicating the board’s strong commitment to ethical behavior and compliance with the law.

The board believes that full and open communication between senior management and the board is essential to effective risk oversight. Our chairman and our vice chairmen regularly meet and discuss with senior management a variety of matters including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the board on risk management-related or any other matters. The board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals. The chart below provides an overview of the allocation of risk management responsibilities among the board committees.

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Director and Executive Officer Stock Ownership Guidelines

The nominating and corporate governance committee adopted stock ownership guidelines applicable to our non-management directors and the compensation committee adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each non-management director is expected to maintain ownership of company stock valued at five times his or her annual retainer, which retainer is currently $75,000. Each member of the Office of the Chairman is expected to maintain ownership of company stock valued at five times his base salary and each of our other executive officers is expected to maintain ownership of company stock valued at three times his or her base salary. The value of the stock ownership is calculated based on the one-year and five-year trailing average monthly stock price. Shares of our common stock currently owned and not pledged, including restricted stock units, count as stock owned for purposes of the stock ownership guidelines. Shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares is made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the individual has maintained a pecuniary interest in the shares. Newly-appointed directors are expected to comply with the stock ownership target within four years. As of December 31, 2014, all of our non-management directors and all of our executive officers exceeded their target ownership levels.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of the board, or the non-management directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Inc., Attn: Board of Directors or the name of the individual director or directors, 333 North Central Avenue, Phoenix, Arizona 85004. The communication will be forwarded to the appropriate directors.

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PROPOSAL NO. 1:    ELECTION OF DIRECTORS

Upon the recommendation of our nominating and corporate governance committee, the board has nominated 16 directors for election at our 2015 annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each agreed to be named in this proxy statement and to serve if elected. The persons named as proxies on the proxy card intend to vote your proxy for the election of each such nominee, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by the board or the board may reduce its size.

The board, through the nominating and corporate governance committee, considers the following experience, qualifications, attributes and skills of both potential director nominees as well as existing members of the board:

For more information regarding director nominations and qualifications, see the sections titled “Director Nominations and Qualifications” on page 12 and “Director Candidates Submitted by Stockholders” beginning on page 12.

Vote Required to Elect Director Nominees

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the director nominees who receive the most votes being elected.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. Our nominating and corporate governance committee will recommend to the board whether to accept or reject the tendered resignation. The board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies on the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Board of Directors’ Recommendation on Proposal No. 1

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE DIRECTOR NOMINEES LISTED BELOW.

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Information About Director Nominees

The following table provides certain information as of April 16, 2015, with respect to each director nominee, including information regarding business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that led our nominating and corporate governance committee and the board to determine that such person should be nominated at our 2015 annual meeting of stockholders to serve as a director of the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. Former public company directorships reflect positions held in the last five years.

Richard C. Adkerson Vice Chairman, President and Chief Executive Officer of Freeport-McMoRan Inc. Age: 68 Director since: 2006

Business Experience: Chief Executive Officer of the company since December 2003. President of the company since January 2008 and from April 1997 to March 2007. Chief Financial Officer of the company from October 2000 to December 2003. Vice Chairman of the Board of the company since May 2013. Co-Chairman of the Board of McMoRan Exploration Co. from 1998 until acquired by the company in 2013. President and Chief Executive Officer of McMoRan Exploration Co. from 1998 to 2004. Vice Chairman of our former parent company from 1995 to 1997. Partner in Arthur Andersen & Co. from 1978 to 1989 where he served as a Managing Director and head of the firm’s global oil and gas industry services. Professional Accounting Fellow with the Securities and Exchange Commission and Presidential Exchange Executive from 1976 to 1978.

Skills and Qualifications: Mr. Adkerson is a recognized business leader with experience in both the mining and the oil and gas industries, making him highly qualified to serve as a Vice Chairman of the Board of the company. As President and Chief Executive Officer of our company, he has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders and building an operational, financial and administrative organization that efficiently supports our business. Mr. Adkerson is recognized as a mining industry leader, having served as past Chairman of the International Council on Mining and Metals and on the Executive Board of the International Copper Association. In addition, Mr. Adkerson’s experience as an oil and gas industry executive and as a managing director of an international accounting firm, where he headed the firm’s worldwide oil and gas industry practice, provide him with detailed knowledge and perspective regarding financial, accounting, regulatory and operational opportunities and challenges, particularly as they relate to the oil and gas industry. Mr. Adkerson’s strong leadership skills and executive management experiences are instrumental in fostering strong relationships with business partners, key customers, suppliers and host governments, thereby enabling him to guide the company’s business strategy. He holds a B.S. in Accounting with highest honors and an M.B.A. from Mississippi State University and completed the Advanced Management Program at Harvard Business School.

Former Public Company Directorships: McMoRan Exploration Co.

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Robert J. Allison, Jr. Retired Chairman and Chief Executive Officer of Anadarko Petroleum Corporation Age: 76 Director since: 2001 Independent

Business Experience: Chairman of the Board of Anadarko Petroleum Corporation from 1986 to 2005 and Chairman Emeritus from 2006 to present. President and Chief Executive Officer of Anadarko Petroleum Corporation from 1979 to 2002 and March 2003 to December 2003.

Skills and Qualifications: Mr. Allison’s experience serving as the former President and Chief Executive Officer and Chairman of the Board of one of the largest independent oil and gas exploration and production companies in the world provides him with a wealth of knowledge in dealing with operational, strategic, financial, regulatory and international matters at the board level. His business and board experience make him highly qualified to serve as chairman of our nominating and corporate governance committee. He holds a B.S. in Petroleum Engineering from The University of Kansas.

Alan R. Buckwalter, III Retired Chairman of JPMorgan Chase Bank, South Region Age: 68 Director since: 2013 Independent

Business Experience: Chairman of JPMorgan Chase Bank, South Region, from 1998 to 2003. President of Texas Commerce Bank - Houston, the predecessor entity of JPMorgan Chase Bank, South Region, from 1990 to 1998.

Skills and Qualifications: Mr. Buckwalter’s over 30 years of experience in the banking industry where he served in various executive management positions, including President, provides him with a high level of financial and managerial expertise, which enables him to provide valuable insight from a capital and financial market perspective. In addition, as a former director of Plains Exploration & Production Company, he provides valuable perspective with respect to the issues, trends and opportunities within the oil and gas industry. He holds B.A. degrees in Political Science and History from Fairleigh Dickinson University.

Current Public Company Directorships: Service Corporation International

Former Public Company Directorships: Plains Exploration & Production Company

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Robert A. Day Chairman and Chief Executive Officer of W. M. Keck Foundation and Chairman of Oakmont Corporation Age: 71 Director since: 1995 Independent

Business Experience: Chairman and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Chairman of Oakmont Corporation, a registered investment advisor. Founder and Chairman of Trust Company of the West, an investment management company and one of the largest independent trust companies in the United States, from 1971 to 2014.

Skills and Qualifications: Mr. Day is an experienced entrepreneur and financial leader with the skills necessary to serve on our board and to lead our audit committee. With his background in economics and his extensive experience in the financial services industry, Mr. Day is well-versed in accounting standards and regulations, and is equipped to evaluate financial results and generally oversee the financial reporting process of a large corporation. Mr. Day brings significant business and finance experience to the board and provides valuable insights into strategies and solutions to address an increasingly complex business environment. He holds a B.S. in Economics from Claremont McKenna College.

Former Public Company Directorships: Société Générale and McMoRan Exploration Co.

James C. Flores Vice Chairman of Freeport-McMoRan Inc. and President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC Age: 55 Director since: 2013

Business Experience: Vice Chairman of the Board of the company and President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC, our wholly owned subsidiary, since June 2013. Former Chairman of the Board and Chief Executive Officer of Plains Exploration & Production Company from its inception in December 2002 and President from 2004 until acquired by the company in 2013. Chairman of the Board of Plains Resources, Inc. (now owned by Vulcan Energy Corporation) from May 2001 to June 2004 and current director of Vulcan Energy Corporation. Chief Executive Officer of Plains Resources, Inc. from May 2001 to December 2002. Co-founder, Chairman, Vice Chairman and Chief Executive Officer at various times from 1992 to January 2001 of Ocean Energy, Inc., an oil and gas company.

Skills and Qualifications: Mr. Flores is a seasoned oil and gas industry executive with over 25 years of experience in leading and managing oil and gas companies, making him highly qualified to serve as a Vice Chairman of the Board of the company. Mr. Flores has had an extensive career in the oil and gas industry, including co-founding a private oil and gas company. He has served in the roles of chief executive officer, president and/or chairman of one private and four public oil and gas exploration and production companies. As President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC, he brings to the board vast knowledge and a keen perspective with respect to issues, trends and strategic and operational opportunities and challenges within the oil and gas industry. He holds B.S. degrees in Petroleum Land Management and Finance from Louisiana State University.

Former Public Company Directorships: Plains Exploration & Production Company and McMoRan Exploration Co.

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Gerald J. Ford Chairman of the Board of Hilltop Holdings, Inc. Age: 70 Director since: 2000 Lead Independent Director

Business Experience: Principal stockholder and Chairman of the Board of Hilltop Holdings Inc., a Texas-based, publicly traded, diversified financial holding company, since 2007, and a director of Hilltop Holdings Inc. since 2005. General Partner of Ford Financial Fund, L.P. and Ford Financial II, L.P., private equity firms, from 2010 to present. Chairman of the Board and Chief Executive Officer of Golden State Bancorp, Inc. and its wholly owned subsidiary, California Federal Bank, FSB, a Federal Savings Bank, from 1998 through its 2002 merger with Citigroup Inc. Chairman of the Board of First Acceptance Corporation from 1996 to 2010 and Chief Executive Officer of First Acceptance Corporation from 1996 to 2002.

Skills and Qualifications: Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 35 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he served as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. His extensive banking industry experience and educational background provide him with expertise in financial, accounting and regulatory matters, making him a valuable member of the board of directors. In addition, Mr. Ford’s service on the board of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the board and positions him well to serve as our lead independent director, chairman of our executive committee and as a member of our nominating and corporate governance and audit committees. He holds a B.A. in Economics and a J.D. from Southern Methodist University.

Current Public Company Directorships: Hilltop Holdings Inc. and Scientific Games Corporation

Former Public Company Directorships: First Acceptance Corporation, Pacific Capital Bancorp, McMoRan Exploration Co. and SWS Group, Inc.

Thomas A. Fry, III Retired President of National Ocean Industries Association (NOIA) Age: 70 Director since: 2013 Independent

Business Experience: Retired President of National Ocean Industries Association (NOIA), a position he held from 2000 to 2010. Director of the Department of Interior’s Bureau of Land Management from 1998 to 2000. Director of the Minerals Management Service from 1993 to 1994.

Skills and Qualifications: As former President of NOIA, a national trade association representing all segments of the domestic offshore energy industry, and as the former director of federal agencies responsible for managing federal onshore oil, gas, coal and other minerals operations and the exploration and development of national offshore oil and gas resources, Mr. Fry brings to the board a vast knowledge of the legal and regulatory environment in which our oil and gas division operates. Mr. Fry’s directorship at the Department of Interior’s Bureau of Land Management, where environmental impact is a central component of assessments of projects on public land, provided him with valuable environmental management experience. Mr. Fry’s broad understanding of resource development and regulatory issues enables him to provide valuable insight to our board of directors. He holds a B.S. in Political Science from Trinity University and a J.D. from Southern Methodist University.

Former Public Company Directorships: Plains Exploration & Production Company

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H. Devon Graham, Jr. President of R.E. Smith Interests Age: 80 Director since: 2000 Independent

Business Experience: President of R.E. Smith Interests, an asset management company, from 1997 to present. U.S. Regional Managing Partner-Southwest, Arthur Andersen from 1985 to 1997. Chairman of the Board of Partners of Arthur Andersen from 1984 to 1986.

Skills and Qualifications: Mr. Graham has over 40 years of experience in public accounting and has served in various leadership positions with an international accounting firm, including Chairman of the Board of Partners, member of the Worldwide Executive Committee, U.S. Regional Managing Partner, member of the U.S. Leadership Committee and Chairman of the Industry Steering Committee, making him a valuable member of our board of directors and our audit committee and well-qualified to serve as chair of our compensation committee. In addition, Mr. Graham brings to the board invaluable management and administrative experience as President of an asset management company. He holds a B.S. in Accounting from Mississippi State University.

Former Public Company Directorships: McMoRan Exploration Co.

Lydia H. Kennard President and Chief Executive Officer of KDG Construction Consulting Age: 60 Director since: 2013 Independent

Business Experience: President and Chief Executive Officer of KDG Construction Consulting, a construction and program management firm, from 2009 to present. Principal of Airport Property Ventures, LLC, a developer and operator of aviation facilities, from 2007 to present. Executive Director of Los Angeles World Airports, from 1999 to 2003, and again from 2005 to 2007. Member of the California Air Resources Board from 2004 to 2011.

Skills and Qualifications: Ms. Kennard’s over 30 years of executive and operational experience in aviation, construction management and real estate development enables her to contribute to our board her leadership skills and her critical insights into the operational requirements of a large public company. As a result of her former involvement with the California Air Resources Board, she is able to share her understanding of environmental management and pollution control matters, which is valuable in enhancing the board’s insight with respect to our company’s environmental policies and practices. She holds a B.A. in Urban Planning and Management from Stanford University, a Masters in City Planning from Massachusetts Institute of Technology and a J.D. from Harvard Law School.

Current Public Company Directorships: Prologis, Inc.

Former Public Company Directorships: Intermec, Inc. and URS Corporation

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Charles C. Krulak President of Birmingham-Southern College Age: 73 Director since: 2007 Independent

Business Experience: President of Birmingham-Southern College since March 2011. General Krulak has announced his intent to retire from this position in May 2015. Former Commandant, U.S. Marine Corps, the Marine Corps’ highest-ranking officer. Retired from U.S. Marine Corps in 1999 after 35 years of distinguished service. Executive Vice Chairman and Head of Mergers and Acquisitions of MBNA Corp., a financial services company, from 2004 to 2005. Chief Executive Officer of MBNA Europe Bank, Ltd. from 2001 to 2004, and Senior Vice Chairman of MBNA America Bank, N.A. from 1999 to 2001.

Skills and Qualifications: As a retired Commandant of the U.S. Marine Corps, General Krulak brings a unique perspective to the board. General Krulak’s proven leadership experience in the military, together with his executive experience in the domestic and international banking industry, brings to the board his ability to understand and analyze complex operational, logistic, and strategic matters. He holds a B.S. in Engineering from U.S. Naval Academy and a M.S. in Labor Relations from George Washington University.

Current Public Company Directorships: Union Pacific Corporation

Former Public Company Directorships: ConocoPhillips

Bobby Lee Lackey Consultant Age: 77 Director since: 1995 Independent

Business Experience: Consultant. President and Chief Executive Officer of McManus-Wyatt-Hidalgo Produce Marketing Co., shipper of fruits and vegetables, from 1998 to 2000. Chairman of the Board and Chief Executive Officer of McManus Produce Co., Inc., McManus Cotton Gin, Inc. and McManus Ice Co., Inc. from 1968 to 1998. Former President of Texas Citrus and Vegetable Growers & Shippers Association.

Skills and Qualifications: Mr. Lackey’s over 40 years of experience in the agricultural business, where he served in various leadership positions, including President and Chief Executive Officer, makes him a valuable member of the board. This experience provides him with a broad understanding of the operational, financial and strategic issues facing the company. He attended The University of Texas at Austin.

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Jon C. Madonna Retired Chairman and Chief Executive Officer of KPMG LLP Age: 71 Director since: 2007 Independent

Business Experience: Retired Chairman and Chief Executive Officer of KPMG LLP, an international accounting and consulting firm. Retired from KPMG LLP in 1996 having held numerous senior leadership positions throughout his 28-year career with KPMG LLP. Chairman of DigitalThink, Inc. from 2002 to 2004 and Chief Executive Officer of DigitalThink, Inc. from 2001 to 2002. President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000 and Vice Chairman of Travelers Group, Inc. from 1997 to 1998.

Skills and Qualifications: Mr. Madonna’s long career in public accounting with an international accounting firm and his service as an executive and a director for several publicly traded companies provides him with extensive experience in addressing strategic, operational, financial, accounting, and regulatory matters at the board level. His depth of experience enables him to provide valuable insight to our board of directors. He holds a B.S. in Accounting from The University of San Francisco.

Current Public Company Directorships: AT&T Inc.

Former Public Company Directorships: Tidewater, Inc.

Dustan E. McCoy Chairman and Chief Executive Officer of Brunswick Corporation Age: 65 Director since: 2007 Independent

Business Experience: Chairman and Chief Executive Officer since December 2005 of Brunswick Corporation, a leading, publicly traded, global manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and billiards equipment. President of the Brunswick Boat Group from 2000 until 2005. Joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Prior to joining Brunswick, served as Executive Vice President for Witco Corporation, a publicly traded specialty chemical products company, with operating responsibility for a variety of global businesses and functions and served as Senior Vice President, General Counsel and Corporate Secretary.

Skills and Qualifications: Mr. McCoy’s extensive experience in legal and compliance matters generally, and more specifically his experience in corporate governance and disclosure matters for publicly traded companies makes him well-suited to serve on our board of directors. Mr. McCoy’s executive management experience provides him with a broad understanding of the operational, financial and strategic issues facing large global companies, enabling him to provide valuable strategic advice to the board and management in advancing the company’s interests. He holds a B.A. in Political Science from Eastern Kentucky University and a J.D. from Salmon P. Chase College of Law at Northern Kentucky University.

Current Public Company Directorships: Brunswick Corporation and Louisiana-Pacific Corporation

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James R. Moffett Chairman of the Board of Freeport-McMoRan Inc. Age: 76 Director since: 1992

Business Experience: Chairman of the Board from 1992 to present. Chief Executive Officer of the company from 1995 to 2003. Co-Chairman of the Board of McMoRan Exploration Co. from 1998, and President and Chief Executive Officer from 2010, until acquired by the company in 2013. Received Horatio Alger Association of Distinguished Americans Award in 1990. Received Norman Vincent Peale Award in 2000 for exceptional humanitarian contributions to society.

Skills and Qualifications: Mr. Moffett, one of the founders of the company, has extensive expertise as a practicing geologist and with respect to our mining and our oil and gas operations, making him exceptionally qualified to lead our board. In 1969, he and two associates founded McMoRan Oil & Gas Co., which developed into one of America’s leading independent oil and gas companies. In 1981, Mr. Moffett led the effort to merge McMoRan Oil & Gas Co. and Freeport Minerals Company. The merger resulted in the establishment of our former parent company, which became one of the world’s leading natural resource companies, of which he served as Chairman and Chief Executive Officer from 1984 until 1997, when it was acquired. As Executive Chairman of the Board, Mr. Moffett furthers our business strategy by applying his strong leadership skills and extraordinary talents and experience as a geologist. In addition, Mr. Moffett has been actively engaged in petroleum geological activities for many years in the areas of our oil and gas operations and has directed exploration activities leading to the discovery of major natural resource deposits throughout his career. We benefit from his direction of our global exploration programs and his detailed knowledge and perspective regarding strategic and operational opportunities and challenges facing the company. He holds a B.S. with special honors in Geology from The University of Texas at Austin and a M.S. in Geology from Tulane University.

Former Public Company Directorships: McMoRan Exploration Co.

Stephen H. Siegele Private Investor Age: 55 Director since: 2006 Independent

Business Experience: Private Investor. Founder and Chief Executive of Advanced Delivery & Chemical Systems, Inc. (ADCS), a worldwide leader in advanced chemicals and delivery hardware serving markets in Asia, Europe and the United States, from 1988 to 1997. In 1997, ADCS merged with Advanced Technology Materials, Inc., a public company, where Mr. Siegele became a divisional president and Vice Chairman of the Board of Directors until his retirement in 2000. In 2000, he founded Fluorine On Call, Ltd., a private company that designs and manufactures high purity fluorine generators, where Mr. Siegele served as Chairman until his retirement in 2006.

Skills and Qualifications: Mr. Siegele has extensive experience as an entrepreneur and inventor within the semiconductor, microelectronics and chemical industries, and as a director and senior manager of public and private companies. These experiences provide him with a comprehensive understanding of strategic, operational, financial and technical matters, enabling him to provide valuable perspective to the board and making him highly qualified to serve as chairman of our corporate responsibility committee. He holds a B.S. in Chemical Engineering from the University of Wisconsin-Madison and is an inventor on numerous U.S. patents.

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Frances Fragos Townsend Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Holdings Inc. Age: 53 Director since: 2013 Independent

Business Experience: Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Holdings Inc. from 2013 to present and Senior Vice President from 2010 to 2013. Partner at Baker Botts L.L.P. from 2009 to 2010. Homeland Security and Counterterrorism Advisor to President George W. Bush from 2005 until 2008 and Chair of the Homeland Security Council from 2004 to 2008. Deputy Assistant to President George W. Bush and Deputy National Security Advisor for Combatting Terrorism from 2003 until 2004. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard. Before that, Ms. Townsend spent 13 years at the U.S. Department of Justice under the administrations of President George H.W. Bush, President William J. Clinton and President George W. Bush. Ms. Townsend is a member of the Council on Foreign Relations and the Trilateral Commission.

Skills and Qualifications: Ms. Townsend brings to the board over 25 years of domestic and international experience in legal, law enforcement and security. Her extensive public policy, government and regulatory experience enables her to provide valuable insight with respect to complex international and regulatory matters addressed at the board level. She holds a B.A. in Political Science and a B.S. in Psychology from American University and a J.D. from the University of San Diego School of Law.

Current Public Company Directorships: Scientific Games Corporation and The Western Union Company

Former Public Company Directorships: SIGA Technologies, Inc.

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STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through stock ownership guidelines applicable to our directors and executive officers.

The table below shows the amount of our common stock beneficially owned as of the record date, April 16, 2015, by each of our director nominees and our executive officers. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Exercisable Options or Vesting of RSUs or PSUs	Number of Shares Subject to Exercisable Options (1)	Number of Shares Subject to Vesting of RSUs (1)	Total Number of Shares Beneficially Owned (2)	Percent of Class (3)
Richard C. Adkerson (4)	1,696,483	6,720,750	1,000,000	9,417,233	*
Robert J. Allison, Jr.	190,150	117,500	13,125	320,775	*
Michael J. Arnold (5)	258,510	1,428,750	—	1,687,260	*
Alan R. Buckwalter, III (6)	75,160	—	4,125	79,285	*
Robert A. Day (7)	274,150	156,804	5,125	436,079	*
James C. Flores (8)	8,566,302	95,900	—	8,662,202	*
Gerald J. Ford (9)	1,187,542	162,070	5,125	1,354,737	*
Thomas A. Fry, III	26,012	—	4,125	30,137	*
H. Devon Graham, Jr.	20,650	107,070	21,125	148,845	*
Lydia H. Kennard	950	—	1,975	2,925	*
Charles C. Krulak	18,650	107,500	9,125	135,275	*
Bobby Lee Lackey (10)	31,592	62,500	9,125	103,217	*
Jon C. Madonna	19,180	97,500	15,275	131,955	*
Dustan E. McCoy	14,000	107,500	13,775	135,275	*
James R. Moffett (11)	3,098,330	4,318,250	—	7,416,580	*
Kathleen L. Quirk	344,563	2,217,650	—	2,562,213	*
Stephen H. Siegele	250,626	117,500	5,125	373,251	*
Frances Fragos Townsend	2,020	—	1,975	3,995	*

Directors and executive officers as a group (18 persons)	16,074,870	15,817,244	1,109,125	33,001,239	3.13%

*	Ownership is less than 1%.

(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options, vesting of restricted stock units (RSUs), and the termination of deferrals on previously vested RSUs.

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(2)	In addition to the RSUs included in “Number of Shares Subject to Vesting of RSUs,” each beneficial owner holds the following unvested RSUs and unvested performance share units (PSUs), which are not included in the table above because they do not vest within sixty days of the record date.

Name of Beneficial Owner	Number of Shares Subject to Unvested RSUs	Number of Shares Subject to Unvested PSUs
Richard C. Adkerson	300,000	262,000
Robert J. Allison, Jr.	10,725	—
Michael J. Arnold	50,000	145,000
Alan R. Buckwalter, III	10,225	—
Robert A. Day	10,725	—
James C. Flores	70,794	262,000
Gerald J. Ford	10,725	—
Thomas A. Fry, III	10,225	—
H. Devon Graham, Jr.	10,725	—
Lydia H. Kennard	8,775	—
Charles C. Krulak	10,725	—
Bobby Lee Lackey	10,725	—
Jon C. Madonna	10,725	—
Dustan E. McCoy	10,725	—
James R. Moffett	300,000	262,000
Kathleen L. Quirk	100,000	168,000
Stephen H. Siegele	10,725	—
Frances Fragos Townsend	8,775	—

For more information regarding the RSUs and PSUs, see the sections titled “Director Compensation,” “Compensation Discussion and Analysis” and “Executive Compensation Tables – Grants of Plan-Based Awards.”

(3)	Based on 1,040,044,809 shares of our common stock outstanding as of April 16, 2015.

(4)	Includes (a) 20,330 shares held in his individual retirement account (IRA); (b) 494,009 shares held in a trust and (c) 131,686 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Total number of shares beneficially owned includes the 1,000,000 shares underlying the RSUs awarded in connection with the termination of Mr. Adkerson’s employment agreement in December 2013, which Mr. Adkerson will receive six months after his retirement; these RSUs were vested at grant.

(5)	Includes 5,959 shares held through our Employee Capital Accumulation Program (ECAP), which is the company’s tax-qualified defined contribution plan.

(6)	Includes 1,500 shares held by his minor children as to which he disclaims beneficial ownership.

(7)	Mr. Day has pledged, in accordance with the company’s policy, 256,000 shares to secure a line of credit.

(8)	Includes (a) 1,386,041 shares held by Sable Management, L.P., (b) 1,550,458 shares held by Flores Family Limited Partnership, (c) 1,350,000 shares held by Flores No. 2 Family Limited Partnership, (d) 313 shares held through our ECAP and (e) 17,350 shares held by OLF Partnership, L.P.

(9)	Includes (a) 20,000 shares held as trustee of a trust and (b) 1,000,000 shares held by Diamond Family Investments LP.

(10)	Includes 2,100 shares held in his IRA.

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(11)	Includes (a) 2,027,559 shares held by a limited liability company with respect to which Mr. Moffett, as a member and the manager, has sole voting and investment power; (b) 1,000,000 shares with respect to which Mr. Moffett has sole voting power but does not have a pecuniary interest; (c) 63,219 shares held through our ECAP and (d) 7,552 shares held by his spouse, as to which he disclaims beneficial ownership. The limited liability company through which Mr. Moffett owns shares has pledged, in accordance with the company’s policy, 750,000 shares as security for a line of credit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely upon our review of such reports and amendments thereto furnished to us during 2014 and written representations from our directors and executive officers, we believe that during 2014, with the exception noted below, all required reports were timely filed with the SEC. Ms. Townsend inadvertently failed to timely report a purchase of 400 shares during 2014, which was subsequently reported on a Form 5.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows persons known to us, as of April 16, 2015, to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares (1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	93,342,807 (2)	8.97%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	56,830,782 (3)	5.46%

(1)	Based on 1,040,044,809 shares of our common stock outstanding as of April 16, 2015.

(2)	Based on a Schedule 13G/A filed with the SEC on January 15, 2015, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2014. The Schedule 13G/A reflects 93,342,807 shares held with sole dispositive power and 84,291,077 shares held with sole voting power.

(3)	Based on a Schedule 13G filed with the SEC on February 10, 2015, by The Vanguard Group on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2014. The Schedule 13G/A reflects 55,160,145 shares held with sole dispositive power, 1,670,637 shares held with shared dispositive power, and 1,790,802 shares held with sole voting power.

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EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and each of our three other executive officers (collectively referred to as our named executive officers or NEOs). Our named executive officers are:

Name	Title
James R. Moffett	Chairman of the Board
Richard C. Adkerson	Vice Chairman, President and Chief Executive Officer
James C. Flores	Vice Chairman of the company, President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC
Kathleen L. Quirk	Executive Vice President, Chief Financial Officer and Treasurer
Michael J. Arnold	Executive Vice President and Chief Administrative Officer

This CD&A is organized into five sections:

•	Executive Summary (page 29)

•	Executive Compensation Philosophy (page 35)

•	Overview of Principal Components of Executive Compensation (page 35)

•	Post-Termination Compensation (page 40)

•	Compensation Processes and Policies (page 42)

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Executive Summary

Our Distinctive Leadership Structure: The Office of the Chairman

Following completion of our acquisitions of Plains Exploration and McMoRan Exploration Co. (McMoRan Exploration) in 2013, we established the Office of the Chairman, comprised of our top three executives – Mr. Moffett, Executive Chairman; Mr. Adkerson, Vice Chairman, President and Chief Executive Officer; and Mr. Flores, Vice Chairman of the company and President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC. The members of the Office of the Chairman develop and execute our operational and financial strategy. We recognize our leadership structure is unique. We believe our three top executives are vital to the company’s success in each of our businesses. In light of the history of our company, the current structure of our assets and operations, and the leadership team we currently have in place, the board believes it is the right leadership structure for our company at this time. See the discussion under “Corporate Governance – Board Leadership Structure” for more information on why the board believes this leadership structure is right for our company.

Stockholder Engagement and Transformation of Our Executive Compensation Program

In response to the outcome of our advisory vote on executive compensation at our 2013 annual meeting, our compensation committee (the committee) significantly changed our executive compensation program in 2014 as part of implementing our new leadership structure. These changes were viewed positively by many of our stockholders and at our 2014 annual meeting of stockholders, approximately 62% of votes were cast in favor of our executive compensation program. See “Stockholder Engagement” on pages 4-5 for a thorough discussion of our extensive stockholder engagement efforts.

In early 2014, the committee undertook a thoughtful process to consider the views of our stockholders and assess how the historic design of our executive compensation program aligned with long-term stockholders’ interests and furthered our long-term business strategy. After careful consideration, the committee determined to undertake a comprehensive restructuring of the executive compensation program for our three top executives, who form the Office of the Chairman. In developing the new program, the committee evaluated the aggregate compensation of our three top executives compared with the aggregate compensation of the three top executives of our peers and other similarly situated companies.

Our new program significantly decreased compensation for the three members of the Office of the Chairman. While the aggregate compensation for the Office of the Chairman is competitive with peer CEO pay, on an individual basis, target pay for each of our top three executives now stands in the bottom 25th percentile for CEOs at peer companies and at S&P 100 companies. In addition, the significant existing stock ownership of our three top executives strongly aligns their interests with those of our stockholders.

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The chart below highlights the changes made to our 2014 executive compensation program:

2014 Executive Compensation Program
Compensation Element	Change Committee Made	Result of Change
Base Salary	Reduced base salaries of each member of the Office of the Chairman by 50%	Beginning in February 2014, the annual base salary of each member of the Office of the Chairman was reduced from $2.5 million to $1.25 million. (See page 36 for more details.)
Total Target Direct Compensation	Significantly reduced total target direct compensation of each member of the Office of the Chairman

The total target direct compensation (base salary, annual cash incentive, long-term incentives) of each member of the Office of the Chairman is now $7.5 million, a significant reduction (approximately 60%) from the three-year average of such compensation ($19.2 million) reported for each of Messrs. Moffett and Adkerson for 2011-2013. In developing the new compensation program, the committee evaluated the aggregate compensation of our three top executives compared with the aggregate compensation of the three top executives of our peers and other similarly situated companies.

(See page 32 for more details.)

Annual Incentive Program (AIP)	Implemented a more quantitative AIP for 2014 with reduced payout opportunities	Highlights of our AIP for 2014: • Formula-driven plan using the following metrics (weighted as indicated) to determine target and earned awards:
		Financial (operating cash flow net of working capital)	50%
		Operational (copper and oil equivalent production volumes)	25%
		Safety	15%
		Environmental & Social Responsibility	10%

•  Annual cash awards now capped at a multiple of base salary (for members of the Office of the Chairman, target – 1x base salary; maximum – 2x base salary) rather than payout opportunities based on a percentage of an award pool.

		• Annual cash awards, which are based on a multiple of base salary, will be reduced in future AIP payouts, as a result of the reduction in salaries.
		(See pages 36-38 for more details.)

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Long-Term Incentive Program (LTI Program)	Implemented new LTI Program

Highlights of our new LTI program:

•  Greater emphasis on long-term performance versus annual performance. Until 2014, performance-based RSUs were part of the AIP; performance share units are now part of the LTI program.

•  New PSU award (50% of LTI program awards), which is payable in shares of stock after a three-year performance period, and all of which is at risk based on performance measured by total stockholder return.

-   Range of payout of the PSUs is 0% to 200% depending on our total stockholder return compared to our peers; if our total stockholder return is equal to or less than 0%, maximum possible payout is capped at 100%.

•  Continued use of stock options (50% of LTI program awards).

(See pages 38-39 for more details.)

Engagement with our stockholders has been an ongoing and continuous process. During our engagement efforts this past year regarding our enhanced executive compensation program, we have received positive feedback from our stockholders, who were generally supportive of our program design. We also received suggestions for further improvements, including several suggestions to include one or more additional performance metrics in our LTI program. In direct response to stockholder feedback, our compensation committee and its independent consultant are in the process of reviewing our LTI program with the objective of incorporating one or more additional performance metrics for performance periods beginning in 2016.

Business Overview and 2014 Company Performance Highlights

We are a premier United States-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and natural gas resources, and a growing production profile. Our portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits, significant mining operations in North and South America, the Tenke Fungurume minerals district in the Democratic Republic of Congo in Africa, and significant oil and natural gas assets in the United States.

We have a clear focus on executing a strategy firmly rooted in maximizing stockholder returns over the long term through effectively managing our existing production base, executing on our return-driven growth plans, maintaining a strong balance sheet and returning cash to our stockholders.

During 2014, our organization achieved strong operating performance, important project development milestones and positive exploration results despite challenging commodity market conditions that emerged late in the year. The following highlights our accomplishments during 2014:

•	Enhanced our fatality prevention efforts

•	Achieved strong operating performance in mining (Americas and Africa) and oil and gas businesses

•	Entered into memorandum of understanding with Government of Indonesia and advanced contract of work amendment

•	Completed asset sales totaling approximately $5 billion in gross proceeds (Candelaria/Ojos del Salado, Eagle Ford)

•	Advanced important mining development projects to support future growth

–	Completed expansion at the Morenci mill facility

–	Advanced construction of Cerro Verde Mill expansion, which is expected to become the world’s largest concentrating facility

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–	Continued Grasberg underground development activities and advanced plans for new smelter in Indonesia

–	Continued studies on potential large-scale brownfield expansions in copper business

•	Positioned oil and gas portfolio for long-term growth in Deepwater GOM

–	Added high-quality oil development projects (Lucius increased ownership, Heidelberg, Vito Basin)

–	Achieved successful drilling results at Holstein Deep, Dorado and King

–	Advanced Lucius oil development, and field achieved first production in January 2015

•	Announced discovery at Highlander onshore South Louisiana and established first production in February 2015

•	Completed approximately $6 billion in new financings (Cerro Verde credit facility, increased revolver, public debt) to improve liquidity and repay higher coupon debt

Comparison of Target 2014 Direct Compensation to Average Actual Direct Compensation for 2011-2013

The transformation of our executive compensation program had an immediate and significant impact. As illustrated below, 2014 total target direct compensation (the sum of base salary, target annual incentive cash award, and the grant date value of long-term incentives) for each member of the Office of the Chairman was considerably lower than the average of these components for 2011 through 2013 as reported in the “Summary Compensation Table” for each of Messrs. Moffett and Adkerson (prior to the 2014 redesign of the program, the committee did not “target” specific pay levels):

The average reported compensation above does not include the value of perquisites, personal benefits, or post-employment compensation for each member of the Office of the Chairman or the RSUs granted to Mr. Adkerson in December 2013 in connection with termination of his employment agreement, which amounts are included in the “Summary Compensation Table” and the supplementary tables beginning on page 45.

Realizable Pay

2012 – 2014 Realizable Pay

In addition to reviewing total direct compensation, the committee also believes that it is important to review and assess “realizable” compensation over the last three years for our executive officers as a group and for our CEO. Realizable compensation differs from the amounts shown in the “Summary Compensation Table” required by the SEC, which appears on page 45, and provides an additional representation of executive compensation, but is not a substitute for that table. Realizable compensation includes the following elements of compensation found in the “Summary Compensation Table,” however, the valuation methodology of certain of these elements differs, as noted below:

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•	Base salary for the three-year period

*	this value is equivalent to the aggregate value in the “Summary Compensation Table”

•	Cash awards under the AIP for the three-year period

*	this value is equivalent to the aggregate value in the “Summary Compensation Table”

•	For performance-based RSUs and PSUs that were granted during the three-year period:

–	the value of such awards at vesting; or

–	for unvested awards, the value as of the end of the three-year period

*	this value differs from the aggregate value reported in the “Summary Compensation Table,” which reports the grant date fair value of the performance-based RSUs granted during the three-year period

•	For stock options that were granted during the three-year period:

–	the value received upon exercise of such awards; or

–	for unexercised stock options, the value as of the end of the three-year period based on the Black-Scholes-Merton pricing model

*	this value differs from the aggregate value reported in the “Summary Compensation Table,” which reports the grant date fair value of the stock options granted during the three-year period.

As shown in the graph below, realizable compensation for our executive officers as a group and for our CEO for the three-year period was lower than the aggregate reported compensation in the “Summary Compensation Table,” primarily resulting from our actual stock price performance over the three-year period. Specifically, the decline in our stock price during the three-year period impacted both the actual value received in connection with vested performance-based RSUs and also the value of outstanding awards at the end of the period. In contrast, the values included in the “Summary Compensation Table” for these awards are the grant date fair values and thus do not reflect the impact of future stock price performance. Numbers below shown in millions.

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Forfeiture of a Portion of 2012 Restricted Stock Unit (RSU) Award

In February 2015, the committee certified the results of the performance-based RSUs granted in 2012 for the three-year performance period ending December 31, 2014. These awards were subject to two performance metrics – return on investment and total stockholder return. Although the return on investment goal was achieved, because our total stockholder return fell below the median of the applicable peer group, the executives forfeited 20% of the RSUs that were originally granted. The table below details the RSUs that were forfeited in 2015, including the amounts reflected in the Summary Compensation Table for 2012 compared to the amount actually realized.

Executive	Performance-Based RSUs Granted in 2012	Performance-Based RSUs Earned in February 2015	Value of Grant Reflected for 2012 in Summary Compensation Table (in millions)	Realized Value of Earned Shares in February 2015 (in millions)
Mr. Moffett	106,998	85,598	$4.7	$1.7
Mr. Adkerson	106,998	85,598	$4.7	$1.7
Mr. Flores	n/a	n/a	n/a	n/a
Ms. Quirk	34,774	27,819	$1.5	$0.6
Mr. Arnold	29,424	23,539	$1.3	$0.5
Totals	278,194	222,554	$12.2	$4.5

Compensation Governance and Best Practices

Our executive compensation program is designed and managed by the independent compensation committee of our board. Structuring a compensation program is a complex process that includes weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding various constituencies. The committee values stockholder perspectives as an element of the review process. The committee is aware of stockholder views both through the broad feedback mechanism of our annual say-on-pay vote on executive compensation, and through direct conversations with investors that allow us to gather more nuanced insights. The committee also seeks input from its independent compensation consultant and strives to incorporate compensation “best practices” into our program design.

Below we outline the compensation governance practices to which we are committed and which we believe enhance the performance of the company and the long-term value for stockholders, and those practices that we reject.

We Are Committed To:

✓  Paying for Performance – a significant portion of target direct compensation for our executive officers (83% for our top three executive officers in 2014) is tied to performance of our company and our stock price.

✓  Limiting Total Target Incentive Compensation – we currently limit the total target incentive awards under our AIP and LTI programs that may be received in any one year by our three top executive officers to no more than 5x base salary.

✓ Clawback Policies – we may recover incentive awards paid based on restated financial statements under certain circumstances.

✓  Responding to Stockholder Feedback – in addition to the extensive transformation of our executive compensation program in 2014, our compensation committee, together with its independent consultant, are in the process of reviewing our LTI program with the objective of incorporating additional performance metrics for performance periods beginning in 2016 in response to recent stockholder perspectives.

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We Reject:

x Excise Tax Gross-Ups – we have eliminated all excise tax gross-up provisions from our change in control arrangements with our executive officers.

x  Single Trigger Cash Payments – our change of control arrangements only provide for cash payments related to a change of control if the executive also experiences an actual or constructive termination of employment within one year of the change of control.

x  Single Trigger Vesting of Equity – equity-based awards granted by the company since February 2012 will not accelerate upon a change in control, and will only accelerate upon the recipient’s actual or constructive termination of employment within one year of the change of control.

x Hedging of Company Stock – our insider trading policy prohibits our executives and directors from entering into hedging arrangements with respect to our securities.

x  Excessive Pledging of Company Stock – our insider trading policy provides the following limits on the ability of our executives and directors to pledge our securities:

•  our securities may not be pledged as collateral for a margin loan,

•  the executive or director must notify the company prior to execution of the pledge,

•  the executive or director must establish that he or she has the financial capacity to repay the loan without resorting to the pledged securities, and

•  any shares pledged will not be considered as owned for purposes of the stock ownership guidelines applicable to the executive or the director.

Executive Compensation Philosophy

The fundamental principles of our company’s executive compensation philosophy are to:

•	Pay for performance by emphasizing performance-based compensation that balances rewards for both short- and long-term results,

•	Align compensation with the interests of stockholders and the strategy of our business, and

•	Provide a competitive level of compensation to retain talent.

In order to achieve these goals, our committee believes that not only should a significant portion of the named executive officers’ compensation be performance-based, but also that such compensation should correspond to the key measures used by our stockholders in assessing our company’s value and driving future growth.

Under our new program, the primary elements of the performance-based pay are (1) the awards under our AIP, which uses financial, operational, safety, environmental and social responsibility metrics to measure performance, and (2) awards under our LTI program, which currently focus on stock price appreciation and total stockholder return.

Overview of Principal Components of Executive Compensation

The principal components of executive officer compensation for 2014 were base salaries, annual incentive awards and long-term incentive awards in the form of PSUs and stock options. In addition, we provide our executives with certain personal benefits and perquisites, as well as post-employment compensation. The following is an explanation of each principal component of our executive compensation program, including a description of our committee’s compensation decisions for 2014.

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Base Salaries

How base salaries support our compensation philosophy and objectives:

•  Base salaries help us meet the objective of attracting and retaining the key talent and executive officers needed to manage our business successfully.

•  Fixed compensation in the form of base salary represents a small portion of our executive officers’ compensation, reflecting our goal to allocate more compensation to the performance-dependent elements of the total compensation package.

•  Individual base salary amounts reflect our committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical salary level; we have not increased the base salaries of our executive officers since May 2007.

•  The base salaries of Messrs. Moffett and Flores and Ms. Quirk are contractually set pursuant to their employment agreements.

2014 Highlights: Base Salaries

As part of the redesign of our executive compensation program, we reduced the base salaries of our three top executives by 50%, from $2.5 million to $1.25 million. In addition to reducing the level of fixed compensation each of these executives will be entitled to, the salary reductions also result in the following:

•  Under the new program, AIP awards are based on a multiple of base salary, and thus the reduced salaries will also operate to reduce future AIP payouts.

•  For Messrs. Moffett and Flores, under their respective agreements with the company, their base salaries are components of the calculations determining the cash severance payments each would be eligible to receive upon certain terminations of employment before and after a change in control, and thus those potential benefits have also been reduced.

Annual Incentive Awards

Our AIP is designed to provide performance-based awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth.

How the overall design of the 2014 AIP supports our compensation philosophy and objectives:

•  It encourages the alignment of executive management with stockholder objectives.

•  Its focus on operating cash flow and copper and oil equivalent production volumes reflects our business goals and objectives, including long-term returns for our stockholders, while its inclusion of safety and environmental and social responsibility metrics promote the goals of operating the business in a responsible manner.

•  The variability of cash flows associated with changes in commodity prices, fluctuations in production volumes, cost management and other business conditions, closely aligns management and stockholder interests.

•  Its cap on awards to 2x the executives’ base salary for the Office of the Chairman limits the value of awards while providing significant compensation opportunities if the company’s performance warrants high payouts.

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General Structure of the AIP for 2014. For 2014, the committee established target performance goals in three categories that it believes effectively measure the performance of the company, with each category accounting for a specific percentage of the target award. In these categories, the committee chose the following metrics to measure performance:

Performance Category	Performance Metrics	Purpose
Financial	Operating Cash Flow Excluding Working Capital Changes	Directly reflects focus on cash generated from our businesses
Operational	Copper Production Volumes	A meaningful indicator of our operational performance
	Oil Equivalents Production Volumes	A meaningful indicator of our operational performance
Safety and Environmental/Social Responsibility	Safety	Alignment of our highest priority – safety of our people
	Environmental & Social Responsibility	Supports our significant focus on working toward sustainable development

Following the end of the year, each performance metric is evaluated against the target goal, with payout levels defined for threshold (70% of the target goal), target and maximum (130% of the target goal) levels of performance. If performance falls within these levels, a sliding scale is used to determine the appropriate payout.

2014 Highlights: Annual Incentive Program

The 2014 AIP represents a significant change from our prior program, which utilized a “pool concept” that was funded based on specific stockholder approved goals and focused on the committee’s exercise of negative discretion to reduce awards under the pool. Under the new program, each executive has a target award based on a multiple of salary, and will earn annual cash awards based on the company’s performance relative to defined goals established by the committee each year.

Some highlights of the program for 2014 include:

•  The target annual incentive award for each of Messrs. Moffett, Adkerson and Flores was 100% of base salary, or $1.25 million.

•  The target for each of Ms. Quirk and Mr. Arnold was 175% of base salary.

•  Annual cash incentive payments for threshold performance start at 50% of target with maximum performance earning 200% of target, although the committee retains the right to reduce the payment to 0% of target.

2014 Earned AIP Awards. In February 2015, the committee evaluated the company’s performance against the AIP targets, which were as follows:

Performance Category	Performance Metrics	Weighting	Target (+/-5%)	2014 Results	% of Target Earned
Financial	Operating Cash Flow Excluding Working Capital Changes (in billions)	50.0%	$6.7	$6.9	100%
Operational	Copper Production Volumes (in billions of pounds)	17.5%	4.0	3.9	100%
	Oil Equivalents Production Volumes (MMBOE)	7.5%	53.9	56.8	100%
Safety and Environmental/Social Responsibility	Safety (TRIR)	15.0%	0.61	0.56	100%
	Environmental & Social Responsibility	10.0%	—	—	100%

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Upon establishment of the financial and operational performance goals in February 2014, the committee approved target goals that were consistent with the company’s budget for the year, and also approved certain adjustments to these goals. Accordingly, the results were adjusted for the following: Indonesia’s export ban and the 2014 sales of Eagle Ford and Candelaria/Ojos (in addition, taxes on the asset sales were excluded from actual results reflected). As a result, the company performed at the target level for each of the financial and operational metrics and above target for the safety metric; however, the committee elected to maintain the safety component at target.

With regard to the environmental and social responsibility metric, the committee did not set objective targets for 2014, but instead chose to qualitatively assess the company’s performance in this area following the end of the year. During 2014, the committee developed a scorecard to measure environmental and social responsibility performance for 2015 and used those principles to guide the review of 2014 performance in those areas. The committee considered the environmental performance with respect to environmental penalties, reportable spills and releases, and notices of violation. With regard to the social responsibility category, the committee considered a corporate-level human rights impact assessment to further integrate the UN Guiding Principles on Business and Human Rights into our programs, investment in community programs, and third-party feedback and recognition of sustainability programs. As a result of its assessment, the committee determined that the executives had earned 100% of the target level of this metric as well.

Accordingly, based on the company’s overall performance relative to the metrics, the executives earned 100% of the target payout under the 2014 AIP. The amounts earned by each executive are reflected in the “Summary Compensation Table” on page 45 under the columns entitled “Non-Equity Incentive Plan Compensation” (reflecting the payout of the financial, operation and safety metrics) and “Bonus” (reflecting the payout of the environmental and social responsibility metric).

Long-Term Incentive Awards

Until 2014, long-term incentives granted by the company to our executives have been in the form of stock options, with performance-based RSUs granted to our executives as part of the prior AIP. As part of the redesigned program, beginning in 2014 the committee awarded a combination of stock options and PSUs for the LTI program, as described below.

How our long-term incentive awards support our compensation philosophy and objectives:

•  Long-term incentives are a variable component of compensation intended to reward our executives for the company’s success in achieving sustained, long-term profitability and increases in stock value.

•  PSU payout is based on our relative stockholder return compared to our peers over a three-year performance period, thus directly linking our executives’ earnings to our stockholders’ returns.

•  Equity-based long-term incentives also strengthen focus on stock price performance and encourage executive ownership of our stock.

•  Stock options align our executives’ interests with those of our stockholders as the stock option’s value is dependent on the performance of our stock price. Based on the past experience of our company, our committee believes that stock options continue to be an excellent performance-based compensation vehicle that links executive compensation to stockholder return.

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As in the past, stock options vest ratably over a four-year period. The future value of the stock options will be solely dependent on the performance of the company’s stock price from the grant date. The PSUs vest and pay out in shares of common stock following the end of a three-year performance period based on the company’s total stockholder return compared to the total stockholder return of our peer group (see page 42 for information about the companies in the peer group). The executives will earn between 0% and 200% of the target PSU award based on the company’s rank compared to the peer companies; provided, however, that if the company’s total stockholder return is equal to or less than 0%, the maximum that can be earned is 100% of the target award. Earned awards will be determined as specified in the following table:

FCX Rank	FCX TSR >0% Performance Share Payout %	FCX TSR </=0% Performance Share Payout %
1-2 (>87th percentile)	200%	100%
3	180%	100%
4	160%	100%
5	140%	100%
6	120%	100%
7-8 (50th-56th percentile)	100%	100%
9	80%	80%
10	60%	60%
11	40%	40%
12-16 (<25th percentile)	0%	0%

2014 Highlights: LTI Program

Under the new program, our executive officers will receive grants of performance share units (PSUs) and stock options as follows:

•  For Messrs. Moffett, Adkerson and Flores, the aggregate grant date value of the target PSUs and stock options awarded was equal to approximately 4x base salary.

•  For Ms. Quirk and Mr. Arnold, the aggregate grant date value of the target PSUs and stock options awarded was equal to approximately 5x base salary.

•  The awards were equally split between PSUs and stock options.

•  The committee will be granting long-term incentive awards at the beginning of the applicable year, thus the timing of the disclosure in the Summary Compensation Table now corresponds to the committee’s view of the compensation.

2015 Revisions to PSUs. As noted in the Executive Summary on page 31, in response to recurring feedback from our investors, the committee and its independent consultant will be reviewing the structure of our PSU program during 2015, with the goal of including one or more additional performance metrics for performance periods beginning in 2016. The Committee believes that while total stockholder return is an effective measure of the alignment of executive pay with stockholder returns, there are additional metrics that are helpful to further drive long-term value. Thus, the committee is exploring adding other metrics to the program that will incentivize management to focus on creating long-term value for our stockholders.

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Personal Benefits and Perquisites

In addition to the primary elements of our compensation program discussed above, we also provide certain personal benefits and perquisites to our executive officers. In recent years we have revised this program to discontinue certain benefits, and we will continue to monitor this program and adjust it as we deem appropriate. The personal benefits and perquisites currently offered are reflected in the “Summary Compensation Table.” Many of these benefits are designed to provide an added level of security to our executives and increase travel efficiencies, thus ensuring the executives’ ready availability on short notice and enabling the executives to focus more time and energy on company matters and driving performance. Our committee also recognizes the high degree of integration between the personal and professional lives of these executive officers, and that these benefits ensure the security of the company’s proprietary information by enabling our officers to conduct business while traveling without concern that company information will be compromised.

Post-Termination Compensation

In addition to the compensation received by the executive officers during 2014 and benefits under our tax-qualified defined contribution plans, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan, as well as a supplemental executive retirement plan and change of control and severance benefits to certain executives.

Nonqualified Defined Contribution Plan

We maintain an unfunded nonqualified defined contribution plan for the benefit of our executive officers, as well as other employees. The plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (the 401(k) plan) have ceased due to qualified plan limits. The company makes a matching contribution (up to 5% of the executive base salary) equal to the participant’s deferrals in this plan and the ECAP. In addition, in 2014 the company also made enhanced contributions equal to 4% of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Messrs. Moffett and Adkerson) receiving an additional 6% contribution. The purpose of the nonqualified plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

Supplemental Executive Retirement Plan

We established an unfunded supplemental executive retirement plan (SERP) for Messrs. Moffett and Adkerson in February 2004. Our committee, advised by its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest base pay for any three of the five years immediately preceding the earlier of the executive’s retirement or the completion of 25 years of credited service, plus his average bonus for those years, provided that the average bonus cannot exceed 200% of average base pay. The percentage used in this calculation is equal to 2% for each year of credited service up to 25 years. Income associated with option exercises or the vesting of RSUs is not considered in determining the benefits payable under the SERP.

The SERP benefit will be reduced by the value of all benefits received under all other retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company, one of our wholly owned subsidiaries, or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. Messrs. Moffett and Adkerson are both 100% vested under the SERP.

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Change of Control and Severance Benefits

We provide Messrs. Moffett and Flores and Ms. Quirk with contractual protections in the event of a change of control, and have also entered into employment agreements with each of these executives that provide additional severance benefits. We believe that severance protections, particularly in the context of a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We also believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain executive officers to remain employed with the company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain executive officers with enhanced severance benefits if their employment is terminated by the company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. We do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.

We do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change of control (i.e. a “double trigger”). In addition, beginning with the awards we granted in early 2012, our long-term incentive awards, including the stock options, RSUs and PSUs granted to the executives, provide for accelerated vesting of the award following a change of control only if the recipient also experiences an actual or constructive termination of employment within one year after the change of control.

As described in more detail below under “Potential Payments Upon Termination or Change of Control,” Messrs. Moffett and Flores and Ms. Quirk would also be entitled under their employment agreements to severance benefits in the event of a termination of employment by the company without cause or by the executive for good reason. Our committee has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the company and as part of their overall compensation package.

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Compensation Processes and Policies

Role of Advisors

Our committee has engaged Pay Governance LLC (Pay Governance) as its independent executive compensation consultant since February 2010. Consistent with our committee’s longstanding policy, Pay Governance will not provide, and has not provided, any services to the company’s management. As required by SEC rules, the committee has assessed the independence of Pay Governance and concluded that Pay Governance’s work did not raise any conflicts of interest. A representative of Pay Governance attends meetings of our committee and communicates with our committee chair between meetings; however, our committee makes all decisions regarding the compensation of our executive officers. Pay Governance provides various executive compensation services to our committee, including advising our committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design, as discussed in more detail below.

Peer Group

Following our acquisitions of oil and gas companies in mid-2013, Pay Governance worked with the committee and management to structure a new peer group that would better align with the company’s transformation to a natural resources company. The committee sought to identify peers engaged in international mining activities or oil and gas exploration and production activities. The committee recognized that there are a limited number of international public mining companies of a similar size, scale and complexity as the company. The committee also considered the appropriate mix of mining and oil and gas companies and concluded that two-thirds mining and one-third oil and gas was the appropriate balance. In addition, the committee considered key business competitors that the company has internally tracked for performance and other purposes. The committee determined that the following companies were appropriate peers for us to compare both our executive compensation programs and our performance:

Mining Companies	Oil and Gas Companies
Anglo American plc	Anadarko Petroleum Corporation
Antofagasta plc	Apache Corporation
Barrick Gold Corporation	ConocoPhillips
BHP Billiton Limited	Devon Energy Corporation
Glencore plc	Occidental Petroleum Corporation
Newmont Mining Corporation
Rio Tinto plc
Southern Copper Corporation
Teck Resources Limited
Vale S.A.

Stock Ownership

We believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. With that philosophy in mind, we have structured our compensation program to ensure that a portion of our executive officers’ compensation is delivered in the form of equity, such as stock options, RSUs and PSUs.

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Under our stock ownership guidelines, each of our executive officers is required to maintain ownership of company stock valued at a certain multiple of base salary. Shares that the executive has pledged, shares held by a spouse or children, and shares due upon the vesting of PSUs are not counted as shares “owned” for purposes of the guidelines. As of December 31, 2014, all of our executive officers had exceeded their target ownership level.

Executive	Ownership Requirement	Actual Ownership Level as of December 31, 2014 (Using 1-year trailing average stock price)
Mr. Moffett	5x base salary	43x base salary
Mr. Adkerson	5x base salary	75x base salary
Mr. Flores	5x base salary	223x base salary
Ms. Quirk	3x base salary	23x base salary
Mr. Arnold	3x base salary	19x base salary

These ownership levels reflect their individual commitments to align their interests with those of our stockholders and provide our executives with an incentive to maximize the value of our stock over the long term. For more information regarding the current stock holdings of our executive officers, please see “Stock Ownership of Directors and Executive Officers.”

Compensation Clawback Policy

Our committee has adopted an incentive compensation clawback policy that would enable the company to clawback all or a portion of incentive compensation in the event an executive’s misconduct causes the company to have to issue a restatement of its financial statements, to the extent that such executive’s incentive compensation was based on the misstated financials. Our committee will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by Dodd-Frank.

Risks Arising from Compensation Policies and Practices

After reviewing the company’s significant compensation programs, management and our committee believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we have taken into account the purpose and structure of these programs and the following design elements of our compensation programs and policies: our balance and amount of annual and long-term compensation elements at the executive and management levels; our use of operating cash flow and copper and oil equivalent production volumes as performance metrics for executives and management level employees, which we believe are meaningful indicators of our performance; the multi-year vesting of equity awards and three-year performance period of our PSUs that promote focus on the long-term operational and financial performance of our company; and bonus arrangements for most employees that are not guaranteed and are ultimately at the discretion of either our committee (for our executive officers and senior management) or senior management (for other employees). These features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

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Section 162(m)

Section 162(m) of the Internal Revenue Code (Section 162(m)) limits to $1 million a public company’s annual tax deduction for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. As such, the committee may implement revised or additional compensation programs in the future as it deems necessary to appropriately compensate our executive team.

The 2014 AIP was structured under our new Annual Incentive Plan, which was approved by our stockholders in 2014. This plan provides the committee the ability to structure annual incentive awards that are designed to qualify as performance-based compensation under Section 162(m), although the committee retains the discretion to structure compensation arrangements outside of the new plan that may not be deductible under Section 162(m). The objective performance goals applicable to the financial and operational metrics under the 2014 AIP were designed to qualify for the exclusion from the deduction limitation under Section 162(m), however, the portion of the 2014 AIP based on safety, environmental and social responsibility has not been designed to be deductible under Section 162(m). With respect to the LTI awards granted in 2014, the stock options and the PSUs were also designed to qualify for the exclusion from the deduction limitation under Section 162(m).

Compensation Committee Report

The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on April 21, 2015:

H. Devon Graham, Jr., Chairman

Dustan E. McCoy, Vice Chairman

Robert J. Allison, Jr.

Charles C. Krulak

Bobby Lee Lackey

Frances Fragos Townsend

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Executive Compensation Tables

The table below shows the total compensation paid to or earned by our named executive officers. For a more detailed discussion of our executive compensation program, including recent changes to our program, see the section titled “Compensation Discussion and Analysis” beginning on page 28.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
James R. Moffett Chairman of the Board	2014 2013 2012	$1,354,167 2,500,000 2,500,000	$125,000 — —	$2,556,265 9,860,216 4,746,016	$2,489,050 4,941,000 5,190,900	$1,125,000 1,250,000 —	$1,825,857 1,644,729 1,490,722	$ 1,102,537 1,644,603 1,771,778	$10,577,876 21,840,548 15,699,416
Richard C. Adkerson Vice Chairman, President and Chief Executive Officer	2014 2013 2012	1,354,167 2,500,000 2,500,000	125,000 — —	2,556,265 9,860,216 4,746,016	2,489,050 4,941,000 5,190,900	1,125,000 1,250,000 —	1,735,332 — —	738,221 36,709,323 1,574,460	10,123,035 55,260,539 14,011,376
James C. Flores Vice Chairman of the company and President and Chief Executive Officer of Freeport- McMoRan Oil & Gas LLC	2014 2013	1,354,167 1,461,795	125,000 —	2,556,265 —	2,489,050 —	1,125,000 1,250,000	— —	624,346 353,190	8,273,828 3,064,985
Kathleen L. Quirk Executive Vice President, Chief Financial Officer and Treasurer	2014 2013 2012	650,000 650,000 650,000	113,750 — —	1,652,220 3,286,739 1,542,440	1,634,600 1,647,000 1,730,300	1,023,750 1,100,000 —	— — —	93,472 159,822 132,756	5,167,792 6,843,561 4,055,496
Michael J. Arnold Executive Vice President and Chief Administrative Officer	2014 2013 2012	550,000 550,000 550,000	96,250 — —	1,402,828 1,643,369 1,305,134	1,374,550 1,482,300 1,573,000	866,250 1,000,000 1,200,000	— — —	97,143 156,706 134,633	4,387,021 4,832,375 4,762,767

(1)	The base salaries of Messrs. Moffett, Adkerson and Flores were reduced from $2,500,000 to $1,250,000 effective on February 1, 2014.

(2)	Reflects the portion of the annual incentive award payments attributable to the environmental/social responsibility performance metric. See the section titled “Compensation Discussion and Analysis” beginning on page 28 for more information.

(3)	The amounts reported for 2014 reflect the aggregate grant date fair value of the award of performance share units (PSUs). The grant date fair value of PSUs awarded in February 2014 was calculated using a Monte-Carlo simulation model as described in Note 10 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The maximum aggregate grant date value of the 2014 stock awards for each of the named executive officers assuming maximum payout of the PSUs is as follows: for each of Messrs. Moffett, Adkerson and Flores—$5,489,080, for Ms. Quirk—$3,547,820 and for Mr. Arnold—$3,012,300. For more information regarding PSUs granted to the named executive officers, see the section titled “Compensation Discussion and Analysis” beginning on page 28 and footnote (2) to the “Grants of Plan-Based Awards” table.

(4)	Reflects the aggregate grant date fair value of the options granted to the named executive officers in the year reflected, determined using the Black-Scholes-Merton option valuation model. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers, refer to Notes 1 and 10 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. For more information regarding options granted to the named executive officers, see the section titled “Compensation Discussion and Analysis” beginning on page 28.

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(5)	Reflects the annual incentive award payments received under our annual incentive program based on the achievement of pre-established goals. See the section titled “Compensation Discussion and Analysis” beginning on page 28 for more information.

(6)	Includes the aggregate change in actuarial present value of our supplemental executive retirement plan for Messrs. Moffett and Adkerson. See the section titled “Retirement Benefit Programs” beginning on page 51 for more information.

(7)	The amounts reported for 2014 are shown in the table below and reflect all perquisites and other personal benefits and (A) amounts contributed by the company to defined contribution plans, which includes amounts contributed to the ECAP and the nonqualified defined contribution plan; (B) the dollar value of life insurance premiums paid by the company; and (C) the dollar value of interest credited on dividend equivalents on unvested restricted stock units (RSUs).

The perquisites and other personal benefits reported in the table below include (a) personal financial and tax advice under the company’s executive services program, (b) for Messrs. Moffett and Adkerson, personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and incidental fees directly related to the flight, and for Mr. Flores, personal use of company owned aircraft, which includes maintenance expenses, fuel costs, crew travel expenses, in-flight food and beverage services, parking, ramp and landing fees, airport taxes and similar fees directly related to the flight, (c) personal use of company facilities and personnel, (d) personal and business use of company cars and security services, which includes annual driver compensation and annual car lease and insurance costs, and (e) our premium payments for personal excess liability insurance. The amounts reflect the incremental cost to the company.

2014 All Other Compensation

	Perquisites and Other Personal Benefits					Additional All Other Compensation
Name	Financial and Tax Advice	Aircraft Usage	Facilities and Personnel	Security and Cars	Personal Excess Liability Insurance Premiums	Plan Contributions	Life Insurance Premiums	Interest Credited on Dividend Equivalents
Mr. Moffett	$20,000	$517,088	$208,483	$55,885	$4,791	$255,738	—	$40,552
Mr. Adkerson	20,000	145,986	51,572	175,198	4,791	255,738	$22,265	62,671
Mr. Flores	20,000	528,898	—	—	4,594	26,000	—	44,854
Ms. Quirk	2,300	—	—	—	1,575	76,220	—	13,377
Mr. Arnold	18,045	—	—	780	1,575	68,440	—	8,303

The aggregate incremental cost to the company of Messrs. Moffett, Adkerson and Flores’ personal use of aircraft does not include the lost tax deduction for expenses that exceeded the amounts reported as income for each executive, which for fiscal year 2014 was approximately $283,424 for Mr. Moffett and $68,947 for Mr. Adkerson with respect to their personal use of fractionally owned company aircraft, and $1,141,309 for Mr. Flores with respect to his personal use of company owned aircraft. Expenses subject to disallowance of deductions in 2014 in connection with the personal use of company owned aircraft include fixed costs such as depreciation, some of which may be recovered by the company in future years upon sale of the aircraft.

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Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
James R. Moffett AIP LTIP – PSUs LTIP – Options	— 02/27/14 02/04/14	— 02/04/14 —	$562,500 — —	$1,125,000 — —	$2,250,000 — —	— 32,800 —	— 82,000 —	— 164,000 —	— — 335,000	— — $30.94	$	— 2,556,265 2,489,050
Richard C. Adkerson AIP LTIP – PSUs LTIP – Options	— 02/27/14 02/04/14	— 02/04/14 —	562,500 — —	1,125,000 — —	2,250,000 — —	— 32,800 —	— 82,000 —	— 164,000 —	— — 335,000	— — 30.94		— 2,556,265 2,489,050
James C. Flores AIP LTIP – PSUs LTIP – Options	— 02/27/14 02/04/14	— 02/04/14 —	562,500 — —	1,125,000 — —	2,250,000 — —	— 32,800 —	— 82,000 —	— 164,000 —	— — 335,000	— — 30.94		— 2,556,265 2,489,050
Kathleen L. Quirk AIP LTIP – PSUs LTIP – Options	— 02/27/14 02/04/14	— 02/04/14 —	511,875 — —	1,023,750 — —	2,047,500 — —	— 21,200 —	— 53,000 —	— 106,000 —	— — 220,000	— — 30.94		— 1,652,220 1,643,600
Michael J. Arnold AIP LTIP – PSUs LTIP – Options	— 02/27/14 02/04/14	— 02/04/14 —	433,125 — —	866,250 — —	1,732,500 — —	— 18,000 —	— 45,000 —	— 90,000 —	— — 185,000	— — 30.94		— 1,402,828 1,374,550

(1)	For 2014, under the annual incentive program, each executive had a target award based on a multiple of salary, and earned a cash award based on the company’s performance relative to defined goals established by the compensation committee. The amounts reported represent the estimated threshold, target and maximum possible annual cash incentive payments that could have been received by each named executive officer pursuant to the annual incentive program for 2014, excluding the 10% of the payments attributable to environmental/social responsibility performance, which was evaluated by the compensation committee on a qualitative basis. The estimated amounts in the “Target” column were calculated by multiplying each officer’s target award, which was 100% of base salary for each of Messrs. Moffett, Adkerson and Flores and 175% for each of Ms. Quirk and Mr. Arnold, by 90% (to exclude the 10% of the payments attributable to environmental/social responsibility performance). For more information, see the section titled “Compensation Discussion and Analysis” beginning on page 28.

(2)	These awards represent PSUs awarded to the executive officers as part of the 2014 long-term incentive program. Each of the named executive officers received 50% of their 2014 long-term incentive program award in the form of PSUs. Each PSU granted in 2014 represents a contingent right to receive one share of our common stock, with the final number of shares to be issued to our named executive officers based on our total stockholder return (TSR) compared to the TSR of our peer group during the three-year period ending on December 31, 2016. The executives will earn between 0% and 200% of the target PSU award based on the company’s rank compared to the peer companies; threshold performance will result in an award of 40% of the target award. For more information regarding PSUs granted to the named executive officers, see the section titled “Compensation Discussion and Analysis” beginning on page 28.

(3)	Each of the named executive officers received 50% of their 2014 long-term incentive program award in the form of options.

(4)	The exercise price of each stock option reflected in this table was determined by reference to the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date.

Freeport-McMoRan    2015 Proxy Statement    47

Outstanding Equity Awards at December 31, 2014

	Option Awards (1)						Stock Awards (2)
Name	Option Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
James R. Moffett	01/31/05 01/30/06 01/29/07 01/28/08 02/01/10 02/07/11 02/06/12 05/11/07 02/02/10 02/08/11 02/06/12 01/29/13 02/04/14	* * * * * * *	270,000 270,000 243,000 243,000 243,000 243,000 216,000 750,000 1,000,000 375,000 165,000 112,500 —	— — — — — 27,000 54,000 — — 125,000 165,000 337,500 335,000	$30.830 36.760 22.650 27.860 29.130 31.950 24.080 36.460 36.255 55.640 46.730 35.010 30.940	01/31/15 01/30/16 01/29/17 01/28/18 02/01/20 02/07/21 02/06/22 05/11/17 02/02/20 02/08/21 02/06/22 01/29/23 02/04/24	—	—	439,798	$10,273,681
Richard C. Adkerson	01/31/05 01/30/06 01/29/07 01/28/08 02/02/09 02/01/10 02/07/11 02/06/12 05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13 02/04/14	* * * * * * * *	189,000 189,000 162,000 162,000 162,000 162,000 135,000 135,000 3,000,000 250,000 1,000,000 500,000 330,000 450,000 —	— — — — — — — — — — — — — — 335,000	30.830 36.760 22.650 27.860 11.930 29.130 31.950 24.080 36.460 12.295 36.255 55.640 46.730 35.010 30.940	01/31/15 01/30/16 01/29/17 01/28/18 02/02/19 02/01/20 02/07/21 02/06/22 05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23 02/04/24	—	—	439,798	10,273,681
James C. Flores	12/30/10 06/01/11 06/01/12 02/04/14	* * *	1,350 5,400 5,400 —	— — — 335,000	31.820 32.600 16.340 30.940	12/30/20 06/01/21 06/01/22 02/04/24	185,568	$4,334,868	32,800	766,208
Kathleen L. Quirk	01/31/05 01/30/06 01/29/07 01/28/08 02/02/09 02/01/10 02/07/11 02/06/12 02/01/05 05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13 02/04/14	* * * * * * * *	13,500 16,200 40,500 40,500 40,500 40,500 36,450 32,400 371,500 1,000,000 300,000 300,000 112,500 55,000 37,500 —	— — — — — — 4,050 8,100 — — — — 37,500 55,000 112,500 220,000	30.830 36.760 22.650 27.860 11.930 29.130 31.950 24.080 18.520 36.460 12.295 36.255 55.640 46.730 35.010 30.940	01/31/15 01/30/16 01/29/17 01/28/18 02/02/19 02/01/20 02/07/21 02/06/22 02/01/15 05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23 02/04/24	—	—	155,974	3,643,553
Michael J. Arnold	05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13 02/04/14		700,000 180,000 240,000 90,000 50,000 33,750 —	— — — 30,000 50,000 101,250 185,000	36.460 12.295 36.255 55.640 46.730 35.010 30.940	05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23 02/04/24	—	—	97,424	2,275,825

48    Freeport-McMoRan    2015 Proxy Statement

*	Represents stock options granted by McMoRan Exploration that converted to company stock options in connection with our acquisition of McMoRan Exploration on June 3, 2013.

(1)	Unless otherwise noted, the stock options become exercisable in 25% annual increments on each of the first four anniversaries of the date of grant and have a term of 10 years. The stock options granted by the company prior to 2012 will become immediately exercisable in the event of a change in control of the company (as defined in the applicable agreement), and stock options granted by the company in 2012, 2013 and 2014 will only become immediately exercisable if there is a qualifying termination of employment following a change in control.

(2)	Represents RSUs and PSUs held by the named executive officers, as set forth in the tables below. The RSUs will vest and be paid out in shares of our common stock as set forth in the table below, provided that, with respect to the RSUs held by each named executive officer other than Mr. Flores, the average return on investment for the five calendar years preceding the year of vesting is at least 6%. In addition, the RSUs vesting on February 15, 2015 and 2016 are subject to a 20% reduction if our total TSR for the three-year period ending on December 31, 2014 and 2015, respectively, is below the median TSR of a peer group. In accordance with this provision, 20% of the RSUs vesting on February 15, 2015 were forfeited. The full amounts of the RSU grants are reflected in the table below.

Name	RSUs		Vesting Date
Mr. Moffett	106,998 300,000		02/15/15 02/15/16
Mr. Adkerson	106,998 300,000		02/15/15 02/15/16
Mr. Flores	28,962 28,962 20,916 20,916	* * * *	03/31/15 03/31/16 03/31/17 03/31/18
Ms. Quirk	34,774 100,000		02/15/15 02/15/16
Mr. Arnold	29,424 50,000		02/15/15 02/15/16

*	Represents RSUs granted by Plains Exploration that converted to company RSUs in connection with our acquisition of Plains Exploration on May 31, 2013.

In addition to the 99,756 stock-settled RSUs described above, Mr. Flores holds 85,812 RSUs that will vest and be paid out in cash as follows.

Name	RSUs		Vesting Date
Mr. Flores	42,906 42,906	* *	03/31/15 03/31/16

*	Represents RSUs granted by Plains Exploration that converted to company RSUs in connection with our acquisition of Plains Exploration on May 31, 2013.

Freeport-McMoRan    2015 Proxy Statement    49

The PSUs will vest and be paid out in shares of our common stock as set forth in the table below. The amounts reported in the table above are based on achieving threshold performance goals, resulting in an award of 40% of the target PSU award. The executives will earn between 0% and 200% of the target PSU award based on the company’s TSR compared to the TSR of the company’s peer group.

Name	PSUs			Vesting Date
	Threshold	Target	Maximum
Mr. Moffett	32,800	82,000	164,000	03/15/17
Mr. Adkerson	32,800	82,000	164,000	03/15/17
Mr. Flores	32,800	82,000	164,000	03/15/17
Ms. Quirk	21,200	53,000	106,000	03/15/17
Mr. Arnold	18,000	45,000	90,000	03/15/17

(3)	Effective January 30, 2007, the compensation committee amended its policies to provide that the exercise price of an option shall not be less than the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. Thus, the exercise price of the stock options expiring in 2017 and thereafter was determined by reference to the closing price of our common stock. Prior to that time, the exercise price of each outstanding stock option reflected in this table was determined by reference to the average of the high and low quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred.

(4)	The market value of the unvested RSUs and PSUs reflected in this table was based on the $23.36 closing market price per share of our common stock on December 31, 2014.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting (2)
James R. Moffett	668,500	$7,962,900	46,539		$1,570,691
Richard C. Adkerson	108,000	144,720	46,539		1,570,691
James C. Flores	—	—	71,868	(3)	2,376,675
Kathleen L. Quirk	88,500	1,070,153	13,697		462,274
Michael J. Arnold	—	—	10,771		363,521

(1)	The value realized on exercise of options is based on the difference between the closing sale price on the date of exercise and the exercise price of each option.

(2)	The value realized on vesting of RSUs is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

(3)	Includes 28,962 stock-settled RSUs and 42,906 cash-settled RSUs that vested in 2014.

50    Freeport-McMoRan    2015 Proxy Statement

Retirement Benefit Programs

Nonqualified Defined Contribution Plan. We maintain an unfunded nonqualified defined contribution plan (NQDC plan) for the benefit of our executive officers, as well as others. The NQDC plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (our tax-qualified defined contribution plan) have ceased due to qualified plan limits. The company makes a matching contribution equal to the participant’s deferrals in this NQDC plan and the ECAP limited to 5% of the participant’s base salary. In addition, in 2014, the company also made enhanced contributions equal to 4% of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Messrs. Moffett and Adkerson) receiving an additional 6% contribution. Distribution is made in a lump sum as soon as practicable or if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the balances under our NQDC plan as of December 31, 2014 for each named executive officer.

Deferred Restricted Stock Units. In connection with the termination of his employment agreement in December 2013, Mr. Adkerson received 1,000,000 RSUs. These RSUs represent the right to receive an equivalent number of shares of our common stock. The RSUs were vested at grant but payout of shares of our common stock is deferred until six months after Mr. Adkerson’s retirement.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
James R. Moffett	NQDC plan	$98,875	$221,238	$1,067,516	—	$33,493,162
Richard C. Adkerson	NQDC plan	98,875	221,238	778,687	—	24,468,825
	Deferred RSUs	—	—	(14,380,000)	—	23,360,000
James C. Flores	NQDC plan	—	—	—	—	—
Kathleen L. Quirk	NQDC plan	107,000	52,820	45,153	—	1,493,120
Michael J. Arnold	NQDC plan	26,500	45,040	116,515	—	3,679,261

(1)	The amounts reflected in this column are included in the “Salary” column for each named executive officer for 2014 reported in the “Summary Compensation Table.”

(2)	The amounts reflected in this column are included in the “All Other Compensation” column for each named executive officer for 2014 in the “Summary Compensation Table,” although the “Plan Contributions” reflected in footnote (7) to that table also include contributions to the company’s ECAP.

(3)	The assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2014, that rate of interest was equal to 3.25% for the entire year and none of the earnings were considered preferential. With respect to Mr. Adkerson’s deferred RSUs, the amount represents the number of deferred RSUs multiplied by the change in the price of our common stock from December 31, 2013 ($37.74) to December 31, 2014 ($23.36).

(4)	The following amounts reflected in this column were included in the 2013 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Moffett – $1,016,806, Mr. Adkerson – $1,016,806, Ms. Quirk – $204,005 and Mr. Arnold – $108,905. The following amounts reflected in this column were included in the 2012 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Moffett – $1,074,250, Mr. Adkerson – $993,250, Ms. Quirk – $128,360 and Mr. Arnold – $107,920.

Freeport-McMoRan    2015 Proxy Statement    51

Supplemental Executive Retirement Plan – Messrs. Moffett and Adkerson. In February 2004, we established an unfunded Supplemental Executive Retirement Plan (SERP) for Messrs. Moffett and Adkerson. The compensation committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by the board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest average base pay for any three of the five calendar years immediately preceding the executive’s retirement, plus his average bonus for the same three years; provided that the average bonus cannot exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981, but capped at 25 years. For Messrs. Moffett and Adkerson, who have attained 25 years of credited service, the annuity was fixed as of January 1st of the year in which the executive completed 25 years of credited service, and will only increase at retirement as a result of mortality and interest adjustments.

The SERP benefit is reduced by the value of all benefits from current and former retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. The amounts provided in the table below reflect these reductions. Messrs. Moffett and Adkerson are both 100% vested under the SERP, and each has elected to receive his SERP benefit in a lump sum.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)
James R. Moffett	Supplemental Executive Retirement Plan	25	$25,512,137
Richard C. Adkerson	Supplemental Executive Retirement Plan	25	28,729,056

(1)	The years of credited service under the SERP is the participant’s years of service with the company and its predecessor beginning in 1981, but capped at 25 years.

(2)	The actuarial present value of the accumulated benefit at the normal retirement date is calculated using the following assumptions: the mortality table described in Revenue Ruling 2001-62 of the IRS, and a 6% interest rate.

52    Freeport-McMoRan    2015 Proxy Statement

Potential Payments Upon Termination or Change of Control

Employment Agreements—Messrs. Moffett and Flores and Ms. Quirk. We have entered into employment agreements with each of Messrs. Moffett and Flores and Ms. Quirk, which were approved by our compensation committee and the board. The following describes the general terms of the employment agreements. For additional information, see the section titled “Compensation Discussion and Analysis” beginning on page 28.

Mr. Moffett. Prior to February 1, 2014, the employment agreement with Mr. Moffett provided for a base salary of $2,500,000 per year and eligibility to participate in our annual incentive plan. Effective February 1, 2014, we amended Mr. Moffett’s employment agreement to reduce his base salary to $1,250,000 per year. Mr. Moffett continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the agreement continues through December 31st, with automatic one-year extensions unless a change of control occurs or prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change of control during the employment term, Mr. Moffett’s employment will continue for an additional three years following the change of control pursuant to his change of control agreement. Mr. Moffett’s agreement also contains non-competition, non-disclosure and other provisions intended to protect our interests if he ceases to be employed by us.

Mr. Flores. We assumed the employment agreement between Plains Exploration and Mr. Flores in connection with our acquisition of Plains Exploration on May 31, 2013. Prior to February 1, 2014, the employment agreement with Mr. Flores provided for a base salary of $2,500,000 per year and eligibility to participate in our annual incentive plan. Effective February 1, 2014, we amended Mr. Flores’ employment agreement to reduce his base salary to $1,250,000 per year. Mr. Flores’ employment agreement was also amended to eliminate all tax gross-ups and to eliminate the provision providing for a payout of three times the sum of salary and target annual bonus upon death or disability. Mr. Flores continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the amended agreement continues through February 2019, with automatic one-year extensions thereafter unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change of control, the amended agreement will expire three years following the change of control. Mr. Flores’ amended agreement also contains non-competition, non-disclosure and other provisions intended to protect our interests if he ceases to be employed by us.

Ms. Quirk. The employment agreement with Ms. Quirk reflects a current base salary of $650,000, and provides that she is eligible to participate in our annual incentive plan. Ms. Quirk continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the agreement continues through January 1st, with automatic one-year extensions unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change of control, the agreement will expire three years following the change of control. The agreement also contains non-competition, non-disclosure and other provisions intended to protect our interests if Ms. Quirk ceases to be employed by us.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, we provided the following additional benefits to our named executive officers.

Severance Benefits—Mr. Moffett and Ms. Quirk. The employment agreements for Mr. Moffett and Ms. Quirk provide that if we terminate the executive’s employment without cause or the executive terminates employment for good reason, we will make certain payments and provide certain benefits to the executive, including:

•	payment of a pro rata bonus for the year in which the termination of employment occurs;

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the average of the bonuses paid to the executive for the immediately preceding three years;

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier;

•	acceleration of the vesting and payout of all outstanding stock options and RSUs; and

•

under the PSU agreements, in the case of termination without cause, retention of outstanding PSUs, which will vest after the end of the applicable performance period based on the company’s achievement of the performance goal.

Freeport-McMoRan    2015 Proxy Statement    53

Under the employment agreements with Mr. Moffett and Ms. Quirk, “cause” is generally defined as the executive’s (a) failure to perform substantially the executive’s duties with the company, (b) breach of the agreement, (c) felony conviction, (d) unauthorized acts resulting in harm to the company or (e) falsification of financial records. “Good reason” is generally defined as (a) any failure by the company to materially comply with any of the provisions of the agreement or (b) the assignment to the executive of any duties inconsistent in any material respect with the executive’s position, authority, duties or responsibilities under the agreement.

If the executive’s employment terminates as a result of death, disability or retirement, benefits to the executive or the executive’s estate include the payment of a pro rata bonus for the year of termination and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier. The executive will also receive an additional year’s vesting on unvested stock options and the vesting and retention of certain outstanding RSUs and PSUs, all as described in footnotes (1), (2), (3) and (5) to the table below.

As a condition to receipt of these severance benefits, the executive must retain in confidence all confidential information known to him or her concerning our business. Further, Mr. Moffett has agreed not to compete with us for a period of two years after termination of employment. Ms. Quirk has agreed not to compete with us for a period of six months after termination of employment.

Severance Benefits—Mr. Flores. The employment agreement with Mr. Flores provides that if we terminate Mr. Flores’ employment without cause or Mr. Flores terminates employment for good reason, we will make certain payments and provide certain benefits to Mr. Flores, including:

•	a cash payment equal to three times the sum of (a) his base salary plus (b) his target annual bonus;

•	continuation of insurance and welfare benefits for three years or until he accepts new employment, if earlier;

•	acceleration of the vesting and payout of all outstanding stock options and RSUs; and

•	retention of outstanding PSUs, which will vest after the end of the applicable performance period based on the company’s achievement of the performance goal.

Under the employment agreement with Mr. Flores, “cause” is generally defined as his (a) failure to perform his reasonably assigned duties with the company, (b) conduct which is injurious to the company, (c) conviction of certain crimes or (d) failure to notify the company of certain conflicts of interest. “Good reason” is defined as (a) the assignment to Mr. Flores of any duties that materially adversely alter the nature or status of Mr. Flores’ office; (b) the failure by the company to continue in effect any compensation plan that is material to Mr. Flores’ total compensation; (c) the taking of any action by the company which would materially reduce or deprive Mr. Flores of any material pension, welfare or fringe benefit then enjoyed by Mr. Flores; (d) the relocation of the principal executive offices of Freeport-McMoRan Oil & Gas LLC outside the greater Houston, Texas metropolitan area; (e) the failure to nominate Mr. Flores as a director of the company or (f) the failure by the company to obtain a satisfactory agreement from any successor company to assume the agreement.

If Mr. Flores’ employment terminates as a result of death, disability or retirement, benefits to Mr. Flores or his estate include the payment of a pro rata bonus for the year of termination and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until Mr. Flores accepts new employment, if earlier. Pursuant to the terms of the award agreements, Mr. Flores will also receive an additional year’s vesting on unvested stock options and the vesting of certain outstanding RSUs and PSUs as described in footnotes (1), (2), (3) and (5) to the table below.

As a condition to receipt of these severance benefits, Mr. Flores must retain in confidence all confidential information known to him concerning our business. Further, Mr. Flores has agreed not to compete with us for a period of one year after termination of employment.

Change of Control Benefits—Messrs. Moffett and Flores and Ms. Quirk. The change of control agreement for Mr. Moffett and the employment agreement for each of Mr. Flores and Ms. Quirk provide generally that the terms and conditions of the executive’s employment (including position, compensation and benefits) will not be adversely changed until the third anniversary of the change of control.

54    Freeport-McMoRan    2015 Proxy Statement

If any of Messrs. Moffett or Flores or Ms. Quirk is terminated without “cause,” as generally defined above, or if the executive terminates for “good reason” during the three-year period after a change of control, the executive is generally entitled to receive the same payments and benefits that he or she would receive in the event of a similar termination under the employment agreements, described above, except that the executive would receive a cash payment calculated as follows:

•

Mr. Moffett and Ms. Quirk would receive a cash payment equal to three times the sum of the executive’s base salary plus the highest bonus paid to the executive (rather than the average bonus paid to the executive) for the immediately preceding three fiscal years, and

•

Mr. Flores would receive a cash payment equal to three times the sum of Mr. Flores’ base salary plus the greater of (a) his target annual bonus or (b) the highest bonus paid to Mr. Flores for the immediately preceding three fiscal years.

In addition, in the event of a change of control, outstanding PSUs would convert into an equivalent number of RSUs based on the target amount, which would vest on the earlier of the last day of the applicable performance period or the date the executive is terminated without cause or terminates for good reason.

These agreements provide “double trigger” benefits meaning that the executives do not receive benefits unless (1) a change of control occurs and (2) employment is terminated. For Mr. Moffett and Ms. Quirk, the term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities held prior to the change of control, in addition to the reasons generally provided above. For Mr. Flores, the term “good reason” includes the failure of the company to obtain a satisfactory agreement from any acquiror to assume and perform Mr. Flores’ employment agreement, provided that Mr. Flores resigns within one year of the change of control.

If employment terminates as a result of death, disability or retirement following a change of control, the executive will receive the same benefits described above under “Severance Benefits—Mr. Moffett and Ms. Quirk” and “Severance Benefits—Mr. Flores” in the event of death, disability or retirement.

We do not provide excise tax gross-up protections in any of our change of control arrangements with our executive officers. If any part of the payments or benefits received by Messrs. Moffett or Flores or Ms. Quirk in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The confidentiality and non-competition provisions of the executives’ employment agreements continue to apply after a change of control.

Change of Control Benefits—Messrs. Adkerson and Arnold. We currently do not have severance or change of control agreements with either of Messrs. Adkerson or Arnold. For Messrs. Adkerson and Arnold, the following table shows only accelerated vesting of stock options, RSUs and PSUs upon certain terminations of employment and upon a change of control. For Mr. Arnold, this benefit is a term of the stock option, RSU or PSU grant, and applies to all stock option, RSU or PSU recipients, not just our executives. For Mr. Adkerson, the terms of the award agreements were impacted by his December 2013 letter agreement with the company, which provides that he will receive retirement treatment on these awards as set forth in the applicable award agreement following any termination, except a termination due to death or termination by the company for cause. For additional information regarding the impact of retirement on the various awards, see the footnotes to the “Potential Payments Upon Termination or Change of Control” table.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above for various scenarios involving a change of control or termination of employment of each of our named executive officers. In addition to these benefits, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Retirement Benefit Programs,” and outstanding vested stock options, which amounts are reflected in the “Walk-Away Value” column.

In accordance with SEC rules, the information below assumes a termination date of December 31, 2014 and reflects the arrangements in effect at that time. We have used the closing price of our common stock of $23.36 on December 31, 2014, as reported on the NYSE, for purposes of calculating the value of the unvested and accelerated options, RSUs and PSUs.

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Potential Payments Upon Termination or Change of Control*

Name	Lump Sum Payment	Options (Unvested and Accelerated) (1)	Restricted Stock Units (Unvested and Accelerated) (2)	Accumulated Dividends and Interest Payable on Accelerated RSUs	Performance Share Units (Unvested and Accelerated) (3)	Accumulated Dividends Payable on Accelerated PSUs	Health and Welfare Benefits	Total	Walk-Away Value (Including Value of Vested Benefits) (4)
James R. Moffett
• Retirement (5)	n/a	—	$9,007,569	$1,389,070	$1,915,520	$76,875	$84,158	$12,473,192	$71,651,021
• Death/Disability (5)	n/a	—	9,007,569	1,389,070	1,915,520	76,875	n/a	12,389,034	71,566,863
• Termination – Good Reason	$25,606,232	—	9,007,569	1,389,070	n/a	n/a	84,158	36,087,029	95,264,858
• Termination – No Cause	25,606,232	—	9,007,569	1,389,070	1,915,520	76,875	84,158	38,079,424	97,257,253
• Termination after Change of Control (6)(7)	35,988,048	—	9,007,569	1,389,070	1,915,520	76,875	84,158	48,461,240	107,639,069
Richard C. Adkerson
• Retirement (5)	n/a	—	9,007,569	1,389,070	1,915,520	76,875	n/a	12,389,034	70,156,095
• Death/Disability (5)	n/a	—	9,007,569	1,389,070	1,915,520	76,875	n/a	12,389,034	70,156,095
• Termination – No Cause	n/a	—	9,007,569	1,389,070	1,915,520	76,875	n/a	12,389,034	70,156,095
• Termination after Change of Control (6)	n/a	—	9,007,569	1,389,070	1,915,520	76,875	n/a	12,389,034	70,156,095
James C. Flores
• Retirement (5)	n/a	—	4,334,868	961,610	1,915,520	76,875	79,517	7,368,390	7,406,298
• Death/Disability (5)	n/a	—	4,334,868	961,610	1,915,520	76,875	n/a	7,288,873	7,326,781
• Termination – Good Reason/No Cause	7,500,000	—	4,334,868	961,610	1,915,520	76,875	79,517	14,868,390	14,906,298
• Termination after Change of Control (6)	7,500,000	—	4,334,868	961,610	1,915,520	76,875	79,517	14,868,390	14,906,298
Kathleen L. Quirk
• Retirement (5)	n/a	—	2,985,852	459,705	1,238,080	49,688	45,371	4,778,696	11,881,046
• Death/Disability (5)	n/a	—	2,985,852	459,705	1,238,080	49,688	n/a	4,733,325	11,835,675
• Termination – Good Reason	9,504,179	—	2,985,852	459,705	n/a	n/a	45,371	12,995,107	20,097,457
• Termination – No Cause	9,504,179	—	2,985,852	459,705	1,238,080	49,688	45,371	14,282,875	21,385,225
• Termination after Change of Control (6)(7)	11,810,217	—	2,985,852	459,705	1,238,080	49,688	45,371	16,588,913	23,691,263
Michael J. Arnold
• Retirement (5)	n/a	—	1,717,871	274,628	1,051,200	42,188	n/a	3,085,887	8,756,848
• Death/Disability (5)	n/a	—	1,717,871	274,628	1,051,200	42,188	n/a	3,085,887	8,756,848
• Termination – No Cause (8)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	5,670,961
• Termination after Change of Control (6)(9)	n/a	—	1,717,871	274,628	1,051,200	42,188	n/a	3,085,887	8,756,848

*	“n/a” means that the benefit is not provided to the executive.

(1)	Vesting of outstanding stock options may be accelerated under certain termination scenarios pursuant to the employment agreements as discussed above. The value of the accelerated options is determined by multiplying (a) the difference between the December 31, 2014 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options. All outstanding stock options held by the executives were out-of-the-money as of December 31, 2014.

(2)	The values of the RSUs were determined by multiplying the December 31, 2014 closing price of our common stock by the number of RSUs to be vested or retained under each scenario. For additional information, see footnote (5) below.

(3)	The values of the PSUs were determined by multiplying the December 31, 2014 closing price of our common stock by the number of PSUs to be vested or retained under each scenario. For additional information, see footnote (5) below.

(4)	Includes the value of the following benefits as of December 31, 2014: outstanding, in-the-money vested stock options, the aggregate balance of the NQDC plan (as reflected on page 51), and the present value of the SERP (as reflected on page 52). These amounts do not include benefits under our ECAP or life insurance policies. In addition to the standard life insurance policy generally available to employees, Mr. Adkerson has an executive life insurance policy providing for a death benefit of $1.5 million. Mr. Moffett’s executive life insurance policy was surrendered during 2014.

(5)	Generally, pursuant to the terms of the stock option agreements, upon termination of the executive’s employment as a result of death, disability or retirement, the unvested portion of any outstanding stock option that would have vested within one year of the date of termination will vest.

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Pursuant to the terms of the RSU agreements outstanding as of December 31, 2014, termination of the executive’s employment as a result of death, disability or retirement will not result in acceleration of vesting of outstanding RSUs and the related dividend equivalent credits. Instead, such grants will not be forfeited and will remain outstanding and vest on the regularly scheduled vesting dates, provided the applicable performance condition is met. The RSUs granted in 2012 and 2013 are subject to a 20% reduction if our total TSR for the three-year period ending on December 31, 2014 and 2015, respectively, is below the median TSR of a peer group. Because our total TSR for the three-year period ending on December 31, 2014 was below the median TSR of the peer group, 20% of the RSUs granted in 2012 were forfeited. Accordingly, 80% of the RSUs granted in 2012 have been included in the table above. The full amount of RSUs granted in 2013 has been included in the table above. Mr. Flores’ RSUs that were assumed in connection with the company’s acquisition of Plains Exploration would vest in full upon termination of employment as a result of death or disability.

Pursuant to the terms of the PSU agreements outstanding as of December 31, 2014, termination of the executive’s employment as a result of death will result in acceleration of vesting of the number of outstanding PSUs represented by the target award and the related dividend equivalent credits. Termination of the executive’s employment as a result of disability or retirement will not result in acceleration of vesting of outstanding PSUs and the related dividend equivalent credits. Instead, such grants will not be forfeited and will remain outstanding and vest on the regularly scheduled vesting dates, provided the applicable performance condition is met. The target award of PSUs granted in 2014 has been included in the table above.

(6)	Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements outstanding as of December 31, 2011, upon a change of control as defined in the plans, all outstanding stock options would immediately vest. In addition, in the event of a change of control, all restrictions on Mr. Flores’ outstanding RSUs that were assumed in connection with the company’s acquisition of Plains Exploration would lapse. However, with respect to the stock options, RSUs and PSUs granted by the company in 2012, 2013 and 2014, the agreements provide for the benefits described in the table following a change of control only if the recipient also experiences an actual or constructive termination of employment within one year after the change of control. The amounts stated in the rows titled “Termination after Change of Control” assume the full vesting of options granted in 2012, 2013 and 2014, RSUs granted in 2013 and PSUs granted in 2014. As noted previously, 20% of the RSUs granted in 2012 were forfeited due to our TSR performance during the performance period ended December 31, 2014. Accordingly, 80% of the RSUs granted in 2012 have been included in the rows titled “Termination after Change of Control.”

(7)	Pursuant to the terms of the executive’s change of control agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

(8)	Mr. Arnold is entitled to certain severance benefits in the event of his termination without cause under the company’s severance plan, which is generally available to certain eligible employees.

(9)	Mr. Arnold is entitled to certain benefits in the event of his termination following a change of control under the company’s change of control plan, which is generally available to certain eligible employees.

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PROPOSAL NO. 2:    ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our board is committed to excellence in governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment and in accordance with Section 14A of the Securities Exchange Act of 1934, our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement.

This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the company, the board or the compensation committee of the board. Nonetheless, our board takes this vote and the opinions of our stockholders seriously and the compensation committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers. The vote on this resolution is intended to address the company’s overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, That the stockholders of Freeport-McMoRan Inc. (the Company) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2015 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures provided in this proxy statement.

At our 2013 annual meeting, our stockholders did not approve the company’s “say-on-pay” proposal. Prior to and following the 2013 annual meeting, we sought input from our investors regarding their specific concerns so that the compensation committee could consider investors’ views with respect to any potential changes to the company’s executive compensation program. Consistent with investor feedback, the compensation committee transformed our executive compensation program effective for 2014, and at last year’s annual meeting, our stockholders approved the company’s “say-on-pay” proposal. The transformation of our executive compensation program in 2014 incorporated the following:

•	A 50% reduction in the base salaries of our top three executives (constituting the Office of the Chairman) from $2.5 million to $1.25 million for each executive.

•

An approximate 60% reduction in total target direct compensation (base salary and performance-based annual and long-term incentives) for each member of the Office of the Chairman ($7.5 million) compared to the three-year average of $19.2 million reported for each of Messrs. Moffett and Adkerson for 2011-2013.

•

New quantitative Annual Incentive Program providing for significantly reduced pay opportunities and based on achievement of multiple metrics that we believe better align with the financial and operational performance targets of the company.

•

New Long-Term Incentive Program under which our executive officers will receive grants of performance share units that increase alignment with stockholder return with payout after a three-year performance period based on our total stockholder return as compared to our peers.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, especially the Compensation Discussion and Analysis, which contains detailed information about the recent changes to our executive compensation program.

We currently hold our “say-on-pay” advisory vote every year. Accordingly, the next “say-on-pay” vote will occur at our 2016 annual meeting of stockholders.

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Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 2

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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AUDIT COMMITTEE REPORT

The audit committee is currently comprised of six directors. The board has determined that each member of the audit committee has no material relationship with the company and that each is independent and financially literate under the listing standards of the NYSE and under the SEC’s standards relating to independence of audit committees. We, the audit committee, operate under a written charter approved by the committee and adopted by the board. Our primary function is to assist the board in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm, and (5) the performance of the company’s independent registered public accounting firm and internal audit firm.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for (1) developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls; or (2) auditing the company’s financial statements and the effectiveness of internal control over financial reporting, and reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2014, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Deloitte & Touche LLP, the company’s internal audit firm (Deloitte & Touche) and Ernst & Young, LLP, the company’s independent registered public accounting firm (Ernst & Young), management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2014, both of which are included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In February 2014, in accordance with our charter, we appointed Ernst & Young as the company’s independent registered public accounting firm for 2014. We have reviewed and discussed the company’s audited financial statements for the year 2014 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standard No. 16 – Communication with Audit Committees (PCAOB Rel. No. 2012-004, August 15, 2012), effective pursuant to SEC Release No. 34-68453 (December 17, 2012).

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2014, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board, and the board approved, the inclusion of the audited financial statements referred to above in the company’s Annual Report on Form 10-K for the year ended December 31, 2014.

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Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal audit firm. In February 2014, in accordance with our charter, we appointed Deloitte & Touche as the company’s internal audit firm for 2014. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal audit firm also met with us without management being present to discuss these matters.

Dated: April 21, 2015 Robert A. Day, Chairman Jon C. Madonna, Vice Chairman Alan R. Buckwalter, III Gerald J. Ford H. Devon Graham, Jr. Stephen H. Siegele

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young in each of the last two fiscal years:

	2014	2013
Audit Fees (1)	$16,936,000	$18,903,086
Audit-Related Fees (2)	1,580,000	64,246
Tax Fees (3)	569,000	334,327
All Other Fees	—	—

(1)	Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations. Of the total amount reported, approximately $680,000 is pending audit committee approval.

(2)	Audit-Related Fees were primarily for professional services rendered for the audits of disposed businesses and other attest services.

(3)	Tax Fees were for professional services related to general tax consultation, transfer pricing, tax compliance and international tax matters.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

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Audit Committee Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit, audit-related, tax and permitted non-audit services to be provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the chairman of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chairman during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the committee on (1) the scope and anticipated cost of any service pre-approved by the chairman since the last meeting of the committee and (2) the pre-approved fees for each service or group of services being provided by our independent registered public accounting firm. Each service provided by our independent registered public accounting firm has been approved in advance by the audit committee, and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

PROPOSAL NO. 3:    RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

The audit committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. In February 2015, the audit committee appointed Ernst & Young to serve as the company’s independent registered public accounting firm for 2015. This appointment is being submitted to the stockholders for ratification. A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The audit committee pre-approves the scope of all audit, audit-related, tax and permitted non-audit services to be provided by Ernst & Young during the ensuing year and determines the appropriate funding to be provided by the company for payment of such services. Ernst & Young has been retained as the company’s independent registered public accounting firm continuously since 2002. The audit committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders. If stockholders do not ratify this appointment, the audit committee will reconsider the appointment although it may determine the independent registered public accounting firm should continue. Even if stockholders ratify the appointment, the audit committee retains its discretion to change the company’s independent registered public accounting firm.

Vote Required to Ratify the Appointment of our Independent Registered Public Accounting Firm For 2015

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 3

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

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PROPOSAL NO. 4:    REAPPROVAL OF THE MATERIAL TERMS OF THE SECTION 162(M) PERFORMANCE GOALS UNDER OUR AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN

Our board unanimously proposes and recommends that our stockholders reapprove the material terms of the Section 162(m) performance goals under our Amended and Restated 2006 Stock Incentive Plan (the plan). The material terms of the performance goals under the plan were last approved by stockholders in 2010. In order to protect our ability to deduct for tax purposes certain compensation granted under the plan, Section 162(m) of the Internal Revenue Code (Section 162(m)) requires that these terms be disclosed to and reapproved by stockholders every five years. Accordingly, these terms are being resubmitted to stockholders at this annual meeting.

No changes to the plan have been made since the plan was last approved in 2010, other than the mandatory adjustments to the plan limits as a result of our two-for-one stock split in February 2011. In addition, no changes are being proposed. The plan is summarized below and attached as Annex A to this proxy statement. This summary of the plan may not contain all the information that is important to you and you should read Annex A carefully before you decide how to vote.

Purpose of the Proposal

We are submitting the plan to our stockholders for approval in order to protect our tax deductions under Section 162(m) for amounts paid under the plan, as described below. No amendments or modifications to the plan are being proposed for stockholder approval, and the approval of this proposal by our stockholders will not result in any increase in the number of shares of common stock currently available for issuance under the plan. The purpose of the plan is to increase stockholder value and advance the interests of the company by furnishing a variety of equity incentives designed to (a) attract, retain, and motivate key employees, officers, and directors of the company and consultants and advisers to the company and (b) strengthen the mutuality of interests among such persons and the Company’s stockholders.

Under Section 162(m), the federal income tax deductibility of compensation paid to our chief executive officer and three other most highly paid executive officers other than our chief financial officer (the covered employees) may be limited to the extent such compensation exceeds $1 million in any taxable year. However, we may deduct compensation paid to these covered employees in excess of $1 million if it qualifies as “performance-based compensation” as defined in Section 162(m). In order for a plan award other than stock options and stock appreciation rights to constitute performance-based compensation, the award must, among other things, be subject to objective performance measures established by a committee comprised solely of two or more outside directors (our compensation committee), and the material terms of the performance goals must be disclosed to and reapproved by stockholders no later than the first meeting of stockholders that occurs in the fifth year following the stockholders’ previous approval of such terms. Because the material terms of performance goals under the plan were last approved in 2010, the board is seeking reapproval of the performance goals at this year’s annual meeting.

Under the Section 162(m) regulations, the material terms of the performance goals for performance-based compensation that may be awarded under the plan are: the class of eligible persons who may receive compensation under the plan, the business criteria on which the performance goals are based and the maximum amount of compensation that may be paid to a participant under the plan. The material terms of the performance goals under the plan are described below under “Eligible Participants,” “Performance Criteria,” and “Number of Shares; Plan Limits.”

Submission of the material terms of the performance goals for performance-based awards should not be viewed as a guarantee that we can deduct all compensation under the plan. While reapproval of the performance goals is required for compensation to qualify as “performance-based compensation” under Section 162(m), not all plan awards or other compensation approved by the committee are intended to qualify, or if intended to qualify, will qualify as “performance-based compensation” or otherwise be deductible. Nothing in the proposal precludes us from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

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Summary of the Plan

Key Features of the Plan. The plan contains features that our board believes are consistent with the interests of stockholders and sound governance principles. These features include the following:

•

No Discount Options. Stock options and stock appreciation rights (SARs) may not be granted or awarded with an exercise price less than the fair market value of our common stock on the date of grant or award.

•

No Repricings. The repricing of stock options is prohibited without stockholder approval. This prohibition applies both to repricings that involve lowering the exercise price of a stock option as well as repricings that are accomplished by canceling an existing award and replacing it with a lower-priced award.

•

Compensation Committee Oversight. The plan is administered by our compensation committee, or our nominating and corporate governance committee with respect to director awards, both of which are comprised solely of non-management, independent directors.

•

No Annual “Evergreen” Provision. The plan provides for a specific number of shares of our common stock available for awards and does not contain an annual or automatic increase in the number of available shares.

•

Performance-Based Compensation. The plan is structured to permit awards that satisfy the performance-based compensation requirements of Section 162(m) so as to enhance deductibility of compensation provided under the plan.

Administration. The compensation committee of our board of directors generally administers the plan and, except with respect to grants to non-management directors, has the authority to make awards under the plan and to set the terms of the awards. The compensation committee generally has the authority to interpret the plan, to establish any rules or regulations relating to the plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for proper administration of the plan. The nominating and corporate governance committee of our board has the authority to grant awards to non-management directors, to set the terms of those awards, and to interpret and establish rules regarding non-management director awards. The term “committee” is used in this section of the proxy statement to refer to both the compensation committee and the nominating and corporate governance committee in their administrative roles. All of the members of each committee are independent, non-management directors.

Eligible Participants. The following persons are eligible to participate in the plan:

•	Officers (including non-employee officers and officers who are also directors) and employees;

•	Non-management directors;

•	Officers and employees of existing or future subsidiaries;

•	Officers and employees of any entity with which we have contracted to receive executive, management, or legal services and who provide services to us or a subsidiary under such arrangement;

•	Consultants and advisers who provide services to us or a subsidiary; and

•	Any person who has agreed in writing to become an eligible participant within 30 days.

A subsidiary is defined to include an entity in which we have a direct or indirect economic interest that is designated as a subsidiary by the compensation committee.

The compensation committee may delegate to one or more of our officers the power to grant awards and to modify or terminate awards granted to eligible persons who are not our executive officers or directors, subject to certain limitations. The committees’ determinations as to which eligible individuals will be granted awards and the terms of the awards will be based on each individual’s present and potential contributions to our success. The number of persons currently eligible to receive awards under the plan is approximately 557, consisting of 5 officers, 13 non-management directors, 529 employees and 10 consultants.

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Performance Criteria. The compensation committee will select the performance goals, which shall be based on one or more of the following performance criteria:

•	Earnings per share;

•	Return on assets;

•	An economic value added measure;

•	Stockholder return;

•	Earnings;

•	Return on equity;

•	Return on investment;

•	Cash provided by operating activities;

•	Increase in cash flow;

•	Return on cash flow; or

•	Increase in production of the company, a division of the company or a subsidiary.

The performance criteria may be measured on an individual or combined basis, on an absolute basis or relative to a group of peer companies selected by the committee, relative to internal goals or relative to levels attained in prior years.

Performance Awards. Stock options and SARs, if granted in accordance with the terms of the plan, are intended to qualify as performance-based compensation under Section 162(m). For grants of restricted stock, restricted stock units (RSUs) and other stock-based awards that are intended to qualify as performance-based compensation under Section 162(m), the committee will establish specific performance goals for each performance period not later than 90 days after the beginning of the performance period. The committee will also establish a schedule, setting forth the portion of the award that will be earned or forfeited based on the degree of achievement of the performance goals by the company, a division or a subsidiary at the end of the performance period. If an award of restricted stock, RSUs or an other stock-based award is intended to qualify as performance-based compensation under Section 162(m), the committee must certify in writing that the performance goals and all applicable conditions have been met prior to payment.

Number of Shares; Plan Limits. The maximum number of shares of our common stock with respect to which awards may be granted under the plan is 74 million, as adjusted to reflect our February 1, 2011 two-for-one stock split. There are currently approximately 11,897,338 shares of common stock remaining available for grant under the plan, which represents approximately 1.14% of our outstanding common stock and approximately 21.36% of our fully-diluted outstanding common stock (assuming conversion of all outstanding convertible securities, exercise of all outstanding options, vesting of all outstanding RSUs and issuance of all shares available for grant under stock plans) as of March 31, 2015. Awards that may be paid only in cash will not be counted against the plan’s aggregate share limit.

No individual may receive in any year awards under the plan that relate to more than 7.5 million shares of our common stock. Separately, no individual may receive cash-denominated awards scheduled to be paid out in any calendar year in excess of $5 million.

Shares subject to awards that are forfeited or canceled will again be available for awards, as will shares issued as restricted stock or other stock-based awards that are forfeited or reacquired by us by their terms. Under no circumstances may the number of shares issued pursuant to incentive stock options exceed 74 million shares. The number of shares with respect to which awards of restricted stock, RSUs and other stock-based awards for which a per share purchase price of less than 100% of fair market value is paid may not exceed 17 million shares, and based on the number of RSUs granted under the plan since its initial approval by stockholders, this limit is currently 5,386,774 shares. Of this amount, only 3 million may be issued without compliance with certain minimum vesting requirements. The shares to be delivered under the plan will be made available from our authorized but unissued shares of common stock, from treasury shares or from shares acquired by us on the open market or otherwise. Subject to the terms of the plan, shares of our common stock issuable under the plan may also be used as the form of payment of compensation under other plans or arrangements that we offer or that we assume in a business combination.

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The plan and individual limits above are subject to adjustment upon capital events and similar changes affecting the shares, as described below.

On April 16, 2015, the closing price on the NYSE of a share of our common stock was $20.83.

Types of Awards. Stock options, SARs, restricted stock, RSUs and other stock-based awards may be granted under the plan in the discretion of the committee, each of which is described below.

Stock Options and Stock Appreciation Rights. Options granted under the plan may be either nonqualified or incentive stock options. Only our employees or employees of our subsidiaries are eligible to receive incentive stock options. SARs may be granted in conjunction with or unrelated to other awards and, if in conjunction with an outstanding option or other award, may be granted at the time of the award or thereafter, at the exercise price of the other award if permitted by Section 409A of the Internal Revenue Code.

The committee has discretion to fix the exercise or grant price of stock options and SARs at a price not less than 100% of the fair market value of the underlying common stock at the time of grant (or at the time of grant of the related award in the case of a SAR granted in conjunction with an outstanding award if permitted by Section 409A of the Internal Revenue Code). This limitation on the committee’s discretion, however, does not apply in the case of awards granted in substitution for outstanding awards previously granted by an acquired company or a company with which we combine. The committee has broad discretion as to the terms and conditions upon which options and SARs are exercisable, but under no circumstances will an option or a SAR have a term exceeding ten years. The plan prohibits the reduction in the exercise price of stock options without stockholder approval except for certain adjustments described below. A participant receiving options has no rights of a stockholder until shares of common stock are issued to the participant as a result of the participant’s exercise of his options.

The option exercise price may be paid:

•	In cash or cash equivalent;

•	In shares of our common stock;

•	Through a “cashless” exercise arrangement with a broker approved in advance by the company;

•	If approved by the committee, through a “net exercise,” whereby shares of common stock equal in value to the aggregate exercise price or less are withheld from the issuance; or

•	In any other manner authorized by the committee.

Upon the exercise of a SAR with respect to our common stock, a participant will be entitled to receive, for each share subject to the right, the excess of the fair market value of the share on the date of exercise over the exercise price. The committee has the authority to determine whether the value of a SAR is paid in cash or our common stock or a combination of the two.

Restricted Stock. The committee may grant to a participant restricted shares of our common stock that are subject to restrictions regarding the sale, pledge or other transfer by the participant for a specified period. All shares of restricted stock will be subject to the restrictions that the committee may designate in an agreement with the participant, including, among other things, that the shares are required to be forfeited or resold to us in the event of termination of employment under certain circumstances or in the event specified performance goals or targets are not met. Except for restricted stock grants to non-management directors and certain other limited exceptions, a restricted period of at least three years is required, with incremental vesting permitted during the three-year period, except that if the vesting or grant of shares of restricted stock is subject to the attainment of performance goals, the restricted period may be one year or more with incremental vesting permitted. Subject to the restrictions provided in the participant’s agreement, a participant receiving restricted stock will have all of the rights of a stockholder as to the restricted stock, including voting rights.

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Restricted Stock Units and Other Stock-Based Awards. The committee may also grant participants awards of RSUs, as well as awards of our common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, our common stock (other stock-based awards). The committee has discretion to determine the participants to whom RSUs or other stock-based awards are to be made, the times at which such awards are to be made, the size of the awards, the form of payment, and all other conditions of the awards, including any restrictions, deferral periods or performance requirements. Except for restricted stock grants to non-management directors and certain other limited exceptions, a vesting period of at least three years is required, with incremental vesting permitted during the three-year period, except that if the vesting is subject to the attainment of performance goals, the vesting period may be one year or more with incremental vesting permitted. The terms of the RSUs and the other stock-based awards will be subject to the rules and regulations that the committee determines, and may include the right to accrue dividend equivalents.

Adjustments. If the committee determines that any stock dividend or other distribution (whether in the form of cash, securities or other property), recapitalization, reorganization, stock split, reverse stock split, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights to purchase shares or other securities of our company, or other similar corporate event affects our common stock in such a way that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended to be granted and available for grant under the plan, then the committee shall:

•	Make equitable adjustments in:

–	The number and kind of shares (or other securities or property) that may be the subject of future awards under the plan; and

–	The number and kind of shares (or other securities or property) subject to outstanding awards and the respective grant or exercise prices; and

•	If appropriate, provide for the payment of cash to a participant.

The committee may also adjust awards to reflect unusual or nonrecurring events that affect us or our financial statements or to reflect changes in applicable laws or accounting principles.

Termination or Amendment of the Plan. The plan may be amended or terminated at any time by the board of directors, except that no amendment may materially impair an award previously granted without the consent of the recipient and no amendment may be made without stockholder approval if the amendment would:

•	Materially increase the benefits accruing to participants under the plan;

•	Increase the number of shares of our common stock that may be issued under the plan;

•	Materially expand the classes of persons eligible to participate in the plan;

•	Expand the types of awards available under the plan;

•	Materially extend the term of the plan;

•	Materially change the method of determining the exercise price of options or the grant price of SARs; or

•	Permit a reduction in the exercise price of options.

Unless terminated sooner, no awards will be made under the plan after June 9, 2020.

Certain Federal Income Tax Consequences. The federal income tax consequences related to the issuance of the different types of awards that may be granted under the plan are summarized below. Participants who are granted awards under the plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Stock Options. A participant who is granted a stock option normally will not realize any income, nor will our company normally receive any deduction for federal income tax purposes, in the year the option is granted.

When a nonqualified stock option granted through the plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m), we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

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An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Internal Revenue Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. Our company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.

If the exercise price of a nonqualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

Stock Appreciation Rights. Generally, a participant who is granted a SAR under the plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the stock received on the day it is received.

In general, there are no federal income tax deductions allowed to our company upon the grant of SARs. Upon the exercise of the SAR, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m).

Restricted Stock. Unless the participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and we will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date, and our company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant of RSUs. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the RSUs in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares to a participant with respect to RSUs, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m). The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.

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Other Stock-Based Awards. Generally, a participant who is granted an other stock-based award under the plan will recognize ordinary income at the time the cash or shares of common stock associated with the award are received. If stock is received, the ordinary income will be equal to the excess of the fair market value of the stock received over any amount paid by the participant in exchange for the stock.

In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).

Section 409A. If any award constitutes nonqualified deferred compensation under Section 409A of the Internal Revenue Code, we intend to structure the award to comply with Section 409A to avoid the imposition of additional tax, penalties and interest on the participant.

Tax Consequences of a Change of Control. If, upon a change of control of our company, the exercisability, vesting or payout of an award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing discussion summarizes the federal income tax consequences of awards that may be granted under the plan based on current provisions of the Internal Revenue Code, which are subject to change. This summary does not cover other federal, state, local or foreign tax consequences.

Payment of Withholding Taxes. We may withhold from any payments or stock issuances under the plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to, satisfy his withholding tax obligation by electing to deliver currently owned shares of common stock or to have our company withhold, from the shares the participant would otherwise receive, shares, in each case having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined.

New Plan Benefits

The benefits that will be awarded under the plan cannot currently be determined. Awards granted under the plan are within the discretion of the committee, and the committee has not determined future awards or who might receive them.

Equity Compensation Plan Information

Only our Amended and Restated 2006 Stock Incentive Plan (the plan) described above, which was previously approved by our stockholders, has shares of our common stock available for future grant. However, we have equity compensation plans pursuant to which awards have previously been made that could result in issuance of our common stock to employees and non-employees as compensation, including two plans that were assumed in connection with the acquisition of Plains Exploration under which stock-settled RSUs were previously issued, seven plans that were assumed in connection with the acquisition of McMoRan Exploration under which stock-settled RSUs and nonqualified stock options were previously issued, and one plan that was assumed in connection with the acquisition of Phelps Dodge Corporation (Phelps Dodge) under which nonqualified stock options were previously issued.

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The following table presents information regarding our equity compensation plans as of December 31, 2014:

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	43,374,459(1)	$37.21	19,565,497	(3)
Equity compensation plans not approved by security holders	7,286,722(2)	28.06	—
Total	50,661,181	35.89	19,565,497	(3)

(1)	Includes shares of our common stock issuable upon the vesting of 3,468,776 RSUs and 688,000 PSUs at maximum performance levels, and the termination of deferrals with respect to 1,115,900 RSUs that were vested as of December 31, 2014. These awards are not reflected in column (b) because they do not have an exercise price. The number of securities to be issued in column (a) does not include 1,430 outstanding SARs and 952 RSUs, which were granted under the plan but are payable solely in cash. The number of securities to be issued in column (a) also does not include RSUs granted under our phantom stock plan, which are payable solely in cash.

(2)	Represents securities to be issued under awards assumed in our acquisitions of Plains Exploration, McMoRan Exploration and Phelps Dodge. Includes shares issuable upon the vesting of 871,919 RSUs that were assumed in prior acquisitions. These awards are not reflected in column (b) because they do not have an exercise price. The number of securities to be issued in column (a) does not include 1,411,723 outstanding SARs and 1,498,610 RSUs, which were assumed in prior acquisitions and are payable solely in cash.

(3)	As of December 31, 2014, there were 19,565,497 shares of our common stock remaining available for future issuance under the plan, all of which could be issued pursuant to awards of stock options or SARs and only 7,737,384 of which could be issued pursuant to awards of restricted stock, RSUs or “Other Stock-Based Awards,” which awards are valued in whole or in part on the value of the shares of common stock.

Vote Required to Reapprove the Material Terms of the Section 162(m) Performance Goals Under Our Amended and Restated 2006 Stock Incentive Plan

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 4

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE REAPPROVAL OF THE MATERIAL TERMS OF THE SECTION 162(M) PERFORMANCE GOALS UNDER OUR AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN.

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PROPOSAL NO. 5:    STOCKHOLDER PROPOSAL

We have received a stockholder proposal from the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System and the Illinois State Board of Investment for joint presentation at the annual meeting of stockholders. Upon request, we will provide the addresses of the proponents and the number of shares of our common stock held by the proponents. Requests may be sent to the Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 or submitted by calling (602) 366-8100.

Approval of the proposal would require the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the proposal. The board opposes the Stockholder Proposal for the reasons stated following the proposal.

The Proposal and the Proponent’s Statement in Support

RESOLVED: Shareholders of Freeport-McMoRan Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

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Board of Directors’ Statement in Opposition

The board believes stockholders should vote AGAINST the proposal for the following reasons:

The Board is Committed to Adopting Proxy Access and is in the Process of Engaging with Stockholders to Determine the Right Approach for our Company

We are in the midst of meetings with our stockholders as we seek to implement a thoughtful approach to proxy access. Our lead independent director has been directing these efforts. Our board acknowledges that many of the company’s stockholders view proxy access as an important right. We recognize, based on initial discussions with some of our significant stockholders and our review of public commentary on investor positions, that proxy access is an evolving governance best practice.

During our discussions we have learned that the views of our stockholders on proxy access vary: some favor a 5% ownership threshold, others prefer a 3% threshold, some have indicated that their position would be case-by-case while others support access rights generally but have not expressed a view on thresholds, and finally, some of our investors do not favor adoption at all. In addition, investors take varying positions on the terms for aggregation of ownership by groups of stockholders. We have also learned that investor views on proxy access are not static but are evolving. Many investors are balancing the principle of providing a meaningful proxy access right to stockholders interested in promoting the long-term value of the company, with the concern that the right could be used in ways that are disruptive or abused by stockholders seeking to elect a director who will advance a special interest or short-term agenda.

This same stockholder proposal was submitted to 75 companies this proxy season. While we appreciate the proponents’ efforts to aid in the establishment of proxy access across the market, we believe that this proposal may serve to disrupt the process that the board has initiated already to adopt proxy access.

As a corporate governance matter, the board does not believe that it is in our stockholders’ best interests to impose a proxy access regime that has not been specifically tailored for the company’s ownership and governance structures. We believe it is important that the proxy access terms adopted for our company are informed by both broad investor feedback and company circumstances.

The process we are following has four important steps, and while it may be more time consuming than a unilateral action by the board or via a stockholder proposal, we believe it will produce a better outcome for stockholders:

1.	Representatives of the board and management are engaging directly with stockholders to solicit general views on proxy access;

2.	The board will then use the information gathered from those meetings to develop a conceptual framework for proxy access at the company that reflects stockholder views;

3.	The board will conduct an additional round of meetings with stockholders to discuss the planned approach and gather more detailed feedback; and

4.	Finally, the proposal will be presented to stockholders for vote.

The board is committed to adopting proxy access and believes it requires additional time to complete this process in order to develop a proxy access right tailored to our investor base and circumstances. We intend to present a proxy access proposal for stockholder approval at the 2016 annual meeting developed in accordance with this process.

Proxy Access Should Result from a Thoughtful Process that Takes into Account our Company’s Circumstances

Our company operates in the capital-intensive natural resources industry, where long-term investment in major projects are sometimes required to be undertaken during volatile stock and commodity price environments. Prices of copper, gold, oil, gas and other commodities that we produce fluctuate in response to global economic and political events that are outside the company’s control. It is critical to the long-term success of our business that we nominate and retain a group of qualified directors who understand the industry in which the company operates, as well as the environmental risks, finance, auditing, governance, and other issues relevant to the success of a large publicly-traded global natural resources company in today’s business environment.

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It is important that any director nomination process, such as proxy access, is designed in a manner that will not encourage abuse by a small group of holders who are looking for short-sighted responses to macro-economic events or who are looking to advance special interests that may not align with the business interests of the company. Accordingly, proxy access must be implemented in a manner that minimizes the potential disruption to our business associated with the nomination of candidates who are not qualified to meet our company’s needs. An inadequate proxy access regime could prompt regular contested director elections, which could distract the board and our stockholders from devoting their full attention to the business of the company and discourage qualified persons from serving on our board, ultimately risking harm to stockholder value.

A Proxy Access Right Should Take into Account Our Existing Corporate Governance Framework

Our current corporate governance structure reflects a significant and ongoing commitment to strong and effective governance practices and a culture of responsiveness and accountability to our stockholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving practices and to address feedback provided by our stockholders. Adopting proxy access is in accordance with this commitment.

Our board believes in maintaining a robust corporate governance system designed to promote the long-term interests of our stockholders. Rather than hastily imposing a generic and potentially ill-suited proxy access right, we are committed to implementing one that enhances our existing director nomination system, which includes the ability of our stockholders to recommend and nominate director candidates.

In addition, our corporate governance structure contains numerous other features designed to enhance director accountability and stockholders’ representation by independent directors:

•	Directors are elected by a majority vote;

•	We hold annual elections of our entire board;

•	Stockholders owning at least 15% of our outstanding shares may call a special meeting of stockholders; and

•	Each of our standing board committees consists entirely of independent directors.

Consistent with the board’s ongoing assessment of corporate governance practices and engagement with stockholders, in recent years we have implemented several corporate governance enhancements, including the following:

•	The independent directors appointed a lead independent director;

•	Four new independent directors were elected, adding diverse new perspectives and expertise and ensuring that the board has a range of tenures;

•	An executive committee of the board was established, comprised of five independent directors;

•	The board developed a succession planning process for the chief executive officer and other key senior executives, which is overseen by the fully independent executive committee; and

•	Vice chairmen of each of the board’s committees were appointed to strengthen board committee leadership.

Our existing governance framework is consistent with our strong commitment to the long-term interests of our stockholders that is evident in our established policies and practices, which continue to evolve. We believe that adopting the proposed resolution at this time would be contrary to the interests of the company and its stockholders.

We are committed to adopting proxy access, and believe an approach based on company circumstances and stockholder feedback would best serve the long-term interests of our stockholders and the company.

Board of Directors’ Recommendation on Stockholder Proposal

FOR THE REASONS SET FORTH ABOVE, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL.

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CERTAIN TRANSACTIONS

Our written corporate governance guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by the audit committee. Any such related party transactions will only be approved or ratified if the audit committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. The transaction described below has been reviewed and approved or ratified by the audit committee.

The Freeport-McMoRan Foundation executed in 2014 a gift agreement with the National World War II Museum, Inc., a tax-exempt organization, pursuant to which the Foundation agreed to donate $4 million to the museum, payable in five equal installments of $800,000 per year beginning in 2014. Richard C. Adkerson, our Vice Chairman, President and Chief Executive Officer, serves as Chairman of the Board of Trustees of the National World War II Museum.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors as well as the skill level required by the company to be an effective member of the board. The form and amount of director compensation is reviewed by our nominating and corporate governance committee, which makes recommendations to the full board.

Cash Compensation

Each non-management director receives an annual fee of $75,000. The lead independent director receives an additional annual fee of $100,000 paid in shares of our common stock. Committee chairs receive an additional annual fee as follows: audit committee, $25,000; compensation committee, $20,000; nominating and corporate governance committee, $15,000; and corporate responsibility committee, $15,000. Committee members, excluding the committee chairman, receive an additional annual fee as follows: audit committee, $12,500; compensation committee, $10,000; nominating and corporate governance committee, $7,500; and corporate responsibility committee, $7,500. Each non-management director receives a fee of $3,000 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee and meeting fees, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation” table for details regarding participation in this program by our non-management directors.

The compensation of each of Messrs. Moffett, Adkerson and Flores is reflected in the “Summary Compensation Table” included in this proxy statement.

Equity-Based Compensation

Non-management directors also receive equity-based compensation under our Amended and Restated 2006 Stock Incentive Plan (the plan), which was approved by our stockholders. The plan authorizes our nominating and corporate governance committee to make equity grants to our non-management directors at its discretion.

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Our non-management directors received annual equity awards payable solely in RSUs, with the number of RSUs granted determined by dividing $270,000 by the closing sale price of our common stock on June 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The RSUs vest ratably over the first four anniversaries of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock and, for RSUs granted prior to 2015, include market rate interest. The dividend equivalents are only paid upon vesting of the RSUs. In addition, in connection with an initial election to the board other than at an annual meeting, a director may receive a pro rata equity grant. On June 1, 2014, each non-management director was granted 7,900 RSUs.

Frozen and Terminated Retirement Plan

In April 2008, we revised our retirement plan for non-management directors who reach age 65 and are entitled to a retirement benefit based on the annual director fees. We froze the benefit under this plan for our existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000 (the prior level of annual director fees), depending on the number of years the retiree served as a non-management director for us or our predecessors. The percentage of the maximum annual benefit, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-management director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of our former parent company, and who did not retire from that board, will receive upon retirement from the board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.

The chart below identifies the current non-management directors who would have been eligible to participate in the retirement plan as of December 31, 2014, and summarizes the projected benefit to each assuming the director had retired from the board on such date:

Name of Eligible Director (1)	Percent of Annual Benefit (Maximum $40,000) to be Paid Annually Following Retirement
Robert J. Allison, Jr.	100%
Robert A. Day (2)	100%
Gerald J. Ford	100%
H. Devon Graham, Jr.	100%
Charles C. Krulak	70%
Bobby Lee Lackey (2)	100%
Jon C. Madonna	70%
Dustan E. McCoy	70%

(1)	Mr. Siegele will also be eligible if serving as a director at the time of reaching age 65.

(2)	Eligible for additional $20,000 annual benefit.

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Director Compensation

The table below summarizes the total compensation paid to or earned by our non-management directors during 2014.

Director Compensation

Name of Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Robert J. Allison, Jr.	$152,500	$268,995	$30,749	$4,407	$456,651
Alan R. Buckwalter, III	120,500	268,995	n/a	549	390,044
Robert A. Day	149,500	268,995	54,790	772	474,057
Gerald J. Ford	237,000	268,995	38,053	772	544,820
Thomas A. Fry, III	112,500	268,995	n/a	549	382,044
H. Devon Graham, Jr.	149,500	268,995	26,967	6,069	451,531
Lydia H. Kennard	108,441	268,995	n/a	95	377,531
Charles C. Krulak	134,500	268,995	61,533	2,825	467,853
Bobby Lee Lackey	134,500	268,995	44,605	1,752	449,852
Jon C. Madonna	120,500	268,995	63,845	4,051	457,391
Dustan E. McCoy	109,000	268,995	102,033	2,633	482,661
Stephen H. Siegele	144,500	268,995	96,638	772	510,905
Frances Fragos Townsend	113,705	268,995	n/a	95	382,795

(1)	Each of Messrs. Allison, Ford and Siegele elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee. The amounts reflected in this column include the fees used to purchase shares of our common stock by the directors. In addition, the $100,000 fee paid to Mr. Ford in connection with his service as lead independent director was paid in shares of our common stock.

(2)	On June 1, 2014 each non-management director was granted 7,900 RSUs. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant, or the previous trading day if no sales occur on that date, at the closing sale price per share of our common stock.

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(3)	Beginning in June 2013, our non-management directors received annual equity awards payable solely in RSUs. The following table sets forth the total number of outstanding RSUs and stock options held by each non-management director as of December 31, 2014:

Name of Director	RSUs	Options
Robert J. Allison, Jr.	23,850	120,000
Alan R. Buckwalter, III	14,350	—
Robert A. Day	15,850	159,304
Gerald J. Ford	15,850	164,570
Thomas A. Fry, III	14,350	—
H. Devon Graham, Jr.	31,850	109,570
Lydia H. Kennard	11,700	—
Charles C. Krulak	19,850	110,000
Bobby Lee Lackey	19,850	65,000
Jon C. Madonna	26,000	100,000
Dustan E. McCoy	24,500	110,000
Stephen H. Siegele	15,850	120,000
Frances Fragos Townsend	11,700	—

(4)	Amounts reflect the aggregate change in the actuarial present value of each director’s accumulated benefit under the revised retirement plan as calculated in accordance with Item 402 of Regulation S-K. As noted above, the director retirement plan was terminated in 2008 for any future directors.

(5)	Includes (a) interest credited on dividend equivalents on unvested RSUs during 2014 and (b) the dollar value of life insurance premiums and the related tax reimbursement paid by the company pursuant to an arrangement assumed in connection with our acquisition of Phelps Dodge as follows:

Name of Director	Interest Credited on Dividend Equivalents	Life Insurance Premium and Tax Paid
Robert J. Allison, Jr.	$4,407	—
Alan R. Buckwalter, III	549	—
Robert A. Day	772	—
Gerald J. Ford	772	—
Thomas A. Fry, III	549	—
H. Devon Graham, Jr.	6,069	—
Lydia H. Kennard	95	—
Charles C. Krulak	1,752	$1,073
Bobby Lee Lackey	1,752	—
Jon C. Madonna	2,775	1,276
Dustan E. McCoy	2,250	383
Stephen H. Siegele	772	—
Frances Fragos Townsend	95	—

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The board is soliciting your proxy to vote at our 2015 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 16, 2015, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement, along with a proxy card or a voting instruction form and 2014 annual report, is being made available to our stockholders on or about April 27, 2015. We have made these materials available to you on the internet and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we are permitted to furnish proxy materials, including this proxy statement and our 2014 annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the notice.

When and where will the annual meeting be held?

The annual meeting will be held at 10:00 a.m., Eastern Time, on Wednesday, June 10, 2015, at the Hotel du Pont located at 11th and Market Streets, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont online at the hotel’s website at www.hoteldupont.com/map-and-directions-en.html.

Who is soliciting my proxy?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote your shares on all matters scheduled to come before the 2015 annual meeting of stockholders, whether or not you attend in person. By completing, dating, signing and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions via the internet, you are authorizing the proxy holders to vote your shares at the annual meeting as you have instructed.

On what matters will I be voting? How does the board recommend that I cast my vote?

At the annual meeting, you will be asked to elect our director nominees; approve, on an advisory basis, the compensation of our named executive officers; ratify the appointment of our independent registered public accounting firm; reapprove the performance goals under our stock incentive plan; consider one stockholder proposal included in this proxy statement, if presented at the annual meeting; and consider any other matter that properly comes before the annual meeting.

The board unanimously recommends that you vote:

•	FOR all of the director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification of the appointment of our independent registered public accounting firm;

•	FOR the reapproval of performance goals under our stock incentive plan; and

•	AGAINST the stockholder proposal included in this proxy statement, if presented at the annual meeting.

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We do not expect any matters to be presented for action at the annual meeting other than the matters described in this proxy statement. However, by completing, dating, signing and returning a proxy card, or by submitting your proxy and voting instructions via the internet, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on April 16, 2015, the record date for the annual meeting.

How many shares of common stock are eligible to be voted?

As of April 16, 2015, the record date for the annual meeting, we had 1,040,044,809 shares of common stock outstanding, each of which entitles the holder to one vote.

How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person or by proxy of a majority of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

How do I vote?

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are the stockholder of record of those shares and these proxy materials have been made available or mailed to you by us. You may submit your proxy and voting instructions by internet or by mail as further described below. Your proxy, whether submitted via the internet or by mail, authorizes each of James R. Moffett, Richard C. Adkerson, James C. Flores and Kathleen L. Quirk, as your proxies at the annual meeting, each with the power to appoint his or her substitute, to represent and vote your shares of our common stock as you directed, if applicable.

•	Submit Your Proxy and Voting Instructions via the Internet – www.eproxyaccess.com/fcx2015.

–	Use the internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on Tuesday, June 9, 2015.

–	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Submit Your Proxy and Voting Instructions by Mail – If you have received printed materials, complete, date and sign your proxy card and return it in the postage-paid envelope provided.

If you submit your proxy and voting instructions via the internet, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet or by mail. You may also vote in person at the annual meeting.

For a discussion of the treatment of a properly completed, signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

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Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by telephone if the bank, broker, trustee or other nominee offers these options or by completing, dating, signing and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Participants in our Employee Capital Accumulation Program

If you hold shares of our common stock through our Employee Capital Accumulation Program, which is the company’s tax-qualified defined contribution plan, you may only submit your voting instructions for your shares of our common stock by mail. Accordingly, please complete, date and sign your voting instruction form and return it in the postage-paid envelope provided to you.

What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly complete, date, sign and return a proxy or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you make no specifications on the proxy card that you sign and return, your shares of our common stock will be voted in accordance with the recommendations of the board, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the NYSE determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions on this proposal to your bank, broker, trustee or other nominee holding shares for you, your shares may still be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Under the rules of the NYSE, the proposals relating to election of directors, the compensation of our named executive officers, the reapproval of performance goals under our stock incentive plan and the stockholder proposal are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to those proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if the shares are voted on any other proposal.

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What vote is required, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”

No. 1: Election of directors	For or withhold on each nominee	Affirmative vote of a majority of votes cast	N/A	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

No. 3: Ratification of the appointment of our independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	N/A

No. 4: Reapproval of the material terms of the Section 162(m) performance goals under our Amended and Restated 2006 Stock Incentive Plan	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

No. 5: Consideration of the stockholder proposal included in this proxy statement, if presented at the annual meeting	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares of our common stock voted. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before the annual meeting, (2) if you timely provide to us another proxy with a later date, or (3) if you are present at the annual meeting and either vote in person or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

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Who pays for soliciting proxies?

We pay all expenses incurred in connection with this solicitation of proxies to vote at the annual meeting. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 19th Floor, New York, New York 10022, for an estimated fee of $25,000, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2014 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

The board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote any shares of our common stock, for which he or she holds a proxy to vote at the annual meeting, in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

2016 STOCKHOLDER PROPOSALS

If you would like us to consider including a proposal in next year’s proxy statement, you must comply with the requirements of the SEC and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 29, 2015.

If you would like to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary by February 11, 2016, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary as provided above, or access our by-laws on our website at www.fcx.com under “Investor Center – Corporate Governance.” Failure to comply with our by-law procedures and deadlines may preclude presentation of your proposal at our 2016 annual meeting.

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Annex A

FREEPORT-McMoRan COPPER & GOLD INC.

AMENDED AND RESTATED

2006 STOCK INCENTIVE PLAN

SECTION 1

Purpose. The purpose of the Amended and Restated Freeport-McMoRan Copper & Gold Inc. 2006 Stock Incentive Plan (the “Plan”) is to increase stockholder value and advance the interests of the Company and its Subsidiaries by furnishing a variety of equity incentives designed to (i) attract, retain, and motivate key employees, officers, and directors of the Company and consultants and advisers to the Company and (ii) strengthen the mutuality of interests among such persons and the Company’s stockholders.

SECTION 2

Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Other Stock-Based Award.

“Award Agreement” shall mean any written or electronic notice of grant, agreement, contract or other instrument or document evidencing any Award, which the Company may, but need not, require a Participant to execute, acknowledge, or accept.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” refers to the Compensation Committee of the Board, the Nominating and Corporate Governance Committee of the Board, or both of these committees, as the context indicates.

“Common Stock” shall mean the Company’s common stock, $.10 par value per share.

“Company” shall mean Freeport-McMoRan Copper & Gold Inc.

“Designated Beneficiary” shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive the benefits due the Participant under the Plan in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Eligible Individual” shall mean (i) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any such person who is also a director of the Company; (ii) any employee of the Company or a Subsidiary, including any director who is also an employee of the Company or a Subsidiary; (iii) Outside Directors; (iv) any officer or employee of an entity with which the Company has contracted to receive executive, management, or legal services who provides services to the Company or a Subsidiary through such arrangement; (v) any consultant or adviser to the Company, a Subsidiary, or to an entity described in clause (iv) hereof who provides services to the Company or a Subsidiary through such arrangement; and (vi) any person who has agreed in writing to become a person described in clauses (i), (ii), (iii), (iv) or (v) within not more than 30 days following the date of grant of such person’s first Award under the Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Immediate Family Members” shall mean the spouse and natural or adopted children or grandchildren of the Participant and his or her spouse.

“Incentive Stock Option” shall mean an option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Nonqualified Stock Option” shall mean an option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

“Other Stock-Based Award” shall mean any right or award granted under Section 10 of the Plan.

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“Outside Directors” shall mean members of the Board who are not employees of the Company, and shall include non-voting advisory directors to the Board.

“Participant” shall mean any Eligible Individual granted an Award under the Plan.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof, or other entity.

“Restricted Stock” shall mean any restricted stock granted under Section 8 of the Plan.

“Restricted Stock Unit” shall mean any restricted stock unit granted under Section 9 of the Plan.

“Section 162(m)” shall mean Section 162(m) of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Section 409A” shall mean Section 409A of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Shares” shall mean the shares of Common Stock and such other securities of the Company or a Subsidiary as the Committee may from time to time designate.

“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

“Subsidiary” shall mean (i) any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

SECTION 3

(a) Administration. The Plan shall generally be administered by the Compensation Committee. The Nominating and Corporate Governance Committee of the Board shall administer the Plan with respect to grants to Outside Directors. Members of the Compensation Committee and the Nominating and Corporate Governance Committee shall qualify as “non-employee directors” under Rule 16b-3 under the 1934 Act.

(b) Authority. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Nominating and Corporate Governance Committee (with respect to Outside Directors) and the Compensation Committee (with respect to all other Eligible Individuals) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an Eligible Individual; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, whole Shares, other whole securities, other Awards, other property, or other cash amounts payable by the Company upon the exercise of that or other Awards, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable by the Company with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Effect of Committee’s Determinations. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the applicable Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder of the Company, and any Eligible Individual.

(d) Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant and set the terms of, to cancel, modify, or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Eligible Individuals who are not officers or directors of the Company for

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purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section; provided, however, that the per share exercise price of any Option granted under this Section 3(d) shall be equal to the fair market value of the underlying Shares on the date of grant.

SECTION 4

Eligibility. The Committee, in accordance with Section 3(a), may grant an Award under the Plan to any Eligible Individual.

SECTION 5

(a) Shares Available for Awards. Subject to adjustment as provided in Section 5(b):

(i) Calculation of Number of Shares Available.

(A) Subject to the other provisions of this Section 5(a), the number of Shares with respect to which Awards payable in Shares may be granted under the Plan shall be 74,000,000. Awards that by their terms may be settled only in cash shall not be counted against the maximum number of Shares provided herein.

(B) The number of Shares that may be issued pursuant to Incentive Stock Options may not exceed 74,000,000.

(C) Subject to the other provisions of this Section 5(a):

(1) the maximum number of Shares issuable under the Plan as Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards payable in Shares for which there is a per share purchase price that is less than 100% of the fair market value of the securities to which the Award relates shall be 17,000,000; and

(2) up to 3,000,000 of the Shares referenced in Section 5(a)(i)(C)(1) may be issued pursuant to Awards to employees, consultants, or advisers in the form of Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards payable in Shares without compliance with the minimum vesting periods set forth in Sections 8(b), 9(b), and 10(b), respectively. If (x) Restricted Stock, Restricted Stock Units, or an Other Stock-Based Award is granted with a minimum vesting period of at least three years or a minimum vesting period of at least one year, subject to the attainment of specific performance goals, and (y) the vesting of such Award is accelerated in accordance with Section 12(a) hereof as a result of the Participant’s death, retirement, or other termination of employment or cessation of consulting or advisory services to the Company, or a change in control of the Company, such Shares shall not count against the limitation described in this Section 5(a)(i)(C)(2).

(D) To the extent any Shares covered by an Award are not issued because the Award is forfeited or canceled or the Award is settled in cash, such Shares shall again be available for grant pursuant to new Awards under the Plan.

(E) In the event that Shares are issued as Restricted Stock or Other Stock-Based Awards under the Plan and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such Shares shall again be available for grant pursuant to new Awards under the Plan. With respect to Stock Appreciation Rights, if the Award is payable in Shares, all Shares to which the Award relates are counted against the Plan limits, rather than the net number of Shares delivered upon exercise of the Award.

(F) The maximum value of an Other Stock-Based Award that is valued in dollars (whether or not paid in Common Stock) scheduled to be paid out to any one Participant in any calendar year shall be $5 million.

(ii) Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist of authorized and unissued Shares or of treasury Shares, including Shares held by the Company or a Subsidiary and Shares acquired in the open market or otherwise obtained by the Company or a Subsidiary. The issuance of Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(iii) Individual Limits. The maximum number of Shares that may be covered by Awards granted under the Plan to any Participant during a calendar year shall be 7,500,000 Shares.

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(iv) Use of Shares. Subject to the terms of the Plan and the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may use available Shares as the form of payment for compensation, grants, or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including, but not limited to, the Company’s annual incentive plan and the plans or arrangements of the Company or a Subsidiary assumed in business combinations.

(b) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, Subsidiary securities, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award and, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award and, if deemed appropriate, adjust outstanding Awards to provide the rights contemplated by Section 11(b) hereof; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto and, with respect to all Awards under the Plan, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the requirements for full deductibility under Section 162(m); and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(c) Performance Goals for Section 162(m) Awards. The Committee shall determine at the time of grant if the grant of Restricted Stock, Restricted Stock Units, or an Other Stock-Based Award is intended to qualify as “performance-based compensation” as that term is used in Section 162(m). Any such grant shall be conditioned on the achievement of one or more performance measures. The performance measures pursuant to which Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards shall vest shall be any or a combination of the following: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, return on equity, return on investment, cash provided by operating activities, increase in cash flow, return on cash flow, or increase in production of the Company, a division of the Company or a Subsidiary. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. For grants of Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards intended to qualify as “performance-based compensation,” the grants and the establishment of performance measures shall be made during the period required by Section 162(m).

SECTION 6

(a) Stock Options. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Options shall be granted, the number of Shares to be covered by each Option, the option price thereof, the conditions and limitations applicable to the exercise of the Option, and the other terms thereof. The Committee shall have the authority to grant Incentive Stock Options, Nonqualified Stock Options, or both. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be required by Section 422 of the Code, as from time to time amended, and any implementing regulations. Except in the case of an Option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the exercise price of any Option granted under this Plan shall not be less than 100% of the fair market value of the underlying Shares on the date of grant.

(b) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter, provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of 10 years after the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any condition relating to the application of Federal or state securities laws, as it may deem necessary or advisable. An Option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of Shares to be purchased. The exercise notice shall be accompanied by the full purchase price for the Shares.

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(c) Payment. The Option price shall be payable in United States dollars and may be paid by (i) cash or cash equivalent; (ii) delivery of shares of Common Stock, which shares shall be valued for this purpose at the fair market value (valued in accordance with procedures established by the Committee) as of the effective date of such exercise; (iii) delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the Option and to deliver promptly to the Company the amount of sale proceeds to pay the exercise price; (iv) if approved by the Committee, through a net exercise procedure whereby the Participant surrenders the Option in exchange for that number of shares of Common Stock with an aggregate fair market value equal to the difference between the aggregate exercise price of the Options being surrendered and the aggregate fair market value of the shares of Common Stock subject to the Option; or (v) in such other manner as may be authorized from time to time by the Committee. Prior to the issuance of Shares upon the exercise of an Option, a Participant shall have no rights as a shareholder.

SECTION 7

(a) Stock Appreciation Rights. A Stock Appreciation Right shall entitle the holder thereof to receive upon exercise, for each Share to which the Stock Appreciation Right relates, an amount equal to the excess, if any, of the fair market value of a Share on the date of exercise of the Stock Appreciation Right over the grant price.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Award of Stock Appreciation Rights, the grant price thereof, the conditions and limitations applicable to the exercise of the Stock Appreciation Right and the other terms thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to any other Award. Stock Appreciation Rights granted in tandem with or in addition to an Option or other Award may be granted either at the same time as the Option or other Award or at a later time. Stock Appreciation Rights shall not be exercisable after the expiration of 10 years after the date of grant. Except in the case of a Stock Appreciation Right granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the grant price of any Stock Appreciation Right granted under this Plan shall not be less than 100% of the fair market value of the Shares covered by such Stock Appreciation Right on the date of grant or, in the case of a Stock Appreciation Right granted in tandem with a then outstanding Option or other Award, on the date of grant of such related Option or Award.

(c) Committee Discretion to Determine Form of Payment. The Committee shall determine at the time of grant of a Stock Appreciation Right whether it shall be settled in cash, Shares, or a combination of cash and Shares.

SECTION 8

(a) Restricted Stock. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Restricted Stock shall be granted, the number of Shares to be covered by each Award of Restricted Stock and the terms, conditions, and limitations applicable thereto. An Award of Restricted Stock may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. An award of Restricted Stock may be made in lieu of the payment of cash compensation otherwise due to an Eligible Individual. To the extent that Restricted Stock is intended to qualify as “performance-based compensation” under Section 162(m), it must be made subject to the attainment of one or more of the performance goals specified in Section 5(c) hereof and meet the additional requirements imposed by Section 162(m).

(b) The Restricted Period. At the time that an Award of Restricted Stock is made, the Committee shall establish a period of time during which the transfer of the Shares of Restricted Stock shall be restricted (the “Restricted Period”). Each Award of Restricted Stock may have a different Restricted Period. Except (i) for Restricted Stock that vests based on the attainment of performance goals, and (ii) as provided in Section 5(a)(i)(C)(2), a Restricted Period of at least three years is required with incremental vesting of the Award over the three-year period permitted. If the grant or vesting of the Shares is subject to the attainment of specified performance goals, a Restricted Period of at least one year with incremental vesting is permitted. The expiration of the Restricted Period shall also occur as provided in the Award Agreement in accordance with Section 12(a) hereof.

(c) Escrow. The Participant receiving Restricted Stock shall enter into an Award Agreement with the Company setting forth the conditions of the grant. Certificates representing Shares of Restricted Stock shall be registered in

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the name of the Participant and deposited with the Company, together with a stock power endorsed in blank by the Participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Freeport-McMoRan Copper & Gold Inc. Amended and Restated 2006 Stock Incentive Plan (the “Plan”) and a notice of grant issued thereunder to the registered owner by Freeport-McMoRan Copper & Gold Inc. Copies of the Plan and the notice of grant are on file at the principal office of Freeport-McMoRan Copper & Gold Inc.

Alternatively, in the discretion of the Company, ownership of the Shares of Restricted Stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued prior to vesting.

(d) Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the Shares of Restricted Stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Award Agreement.

(e) Forfeiture. In the event of the forfeiture of any Shares of Restricted Stock under the terms provided in the Award Agreement (including any additional Shares of Restricted Stock that may result from the reinvestment of cash and stock dividends, if so provided in the Award Agreement), such forfeited shares shall be surrendered and any certificates canceled. The Participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional Shares received pursuant to Section 5(b) or Section 11(b) due to a recapitalization, merger or other change in capitalization.

(f) Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided in the Award Agreement or an amendment thereto, the restrictions applicable to the Restricted Stock shall lapse and a stock certificate for the number of Shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered or book or electronic entry evidencing ownership shall be provided, free of all such restrictions and legends, except any that may be imposed by law, to the Participant or the Participant’s estate, as the case may be.

(g) Rights as a Stockholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Award Agreement, each Participant receiving Restricted Stock shall have all the rights of a stockholder with respect to Shares of stock during any period in which such Shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such Shares.

SECTION 9

(a) Restricted Stock Units. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Restricted Stock Units shall be granted, the number of Shares to be covered by each Award of Restricted Stock Units and the terms, conditions, and limitations applicable thereto. An Award of Restricted Stock Units is a right to receive shares of Common Stock in the future and may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. An award of Restricted Stock Units may be made in lieu of the payment of cash compensation otherwise due to an Eligible Individual. To the extent that an Award of Restricted Stock Units is intended to qualify as “performance-based compensation” under Section 162(m), it must be made subject to the attainment of one or more of the performance goals specified in Section 5(c) hereof and meet the additional requirements imposed by Section 162(m).

(b) The Vesting Period. At the time that an Award of Restricted Stock Units is made, the Committee shall establish a period of time during which the Restricted Stock Units shall vest. Each Award of Restricted Stock may have a different vesting period. Except (i) for Restricted Stock Units that vest based on the attainment of performance goals, and (ii) as provided in Section 5(a)(i)(C)(2), a vesting period of at least three years is required with incremental vesting of the Award over the three-year period permitted. If the grant or vesting is subject to the attainment of specified performance goals, a vesting period of at least one year with incremental vesting is permitted. The expiration of the vesting period shall also occur as provided in the Award Agreement in accordance with Section 12(a) hereof.

(c) Rights as a Stockholder. Subject to the terms and conditions of the Plan and subject to any restrictions that may be imposed in the Award Agreement, each Participant receiving Restricted Stock Units shall have no rights as a stockholder with respect to such Restricted Stock Units until such time as Shares are issued to the Participant.

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SECTION 10

(a) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Individuals an “Other Stock-Based Award,” which shall consist of an Award that is not an instrument or Award specified in Sections 6 through 9 of this Plan, the value of which is based in whole or in part on the value of Shares. Other Stock-Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as deemed by the Committee consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of any such Other Stock-Based Award and may provide that such awards would be payable in whole or in part in cash. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be made subject to the attainment of one or more of the performance goals specified in Section 5(c) hereof and meet the additional requirements imposed by Section 162(m).

(b) The Vesting Period. Except (i) for Other Stock-Based Awards that vest based on the attainment of performance goals, and (ii) as provided in Section 5(a)(i)(C)(2), a vesting period of at least three years is required with incremental vesting of the Award over the three-year period permitted. If the grant or vesting is subject to the attainment of specified performance goals, a vesting period of at least one year with incremental vesting is permitted. The expiration of the vesting period shall also occur as provided in the Award Agreement in accordance with Section 12(a) hereof.

(c) Dividend Equivalents. In the sole and complete discretion of the Committee, an Award, whether made as an Other Stock-Based Award under this Section 10 or as an Award granted pursuant to Sections 8 and 9 hereof, may provide the holder thereof with dividends or dividend equivalents, payable in cash, Shares, Subsidiary securities, other securities or other property on a current or deferred basis.

SECTION 11

(a) Amendment or Discontinuance of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

(i) without the approval of the stockholders, (A) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan, (B) materially increase the benefits accruing to Participants under the Plan, (C) materially expand the classes of persons eligible to participate in the Plan, (D) expand the types of Awards available for grant under the Plan, (E) materially extend the term of the Plan, (F) materially change the method of determining the exercise price of Options or Stock Appreciation Rights, or (G) amend Section 11(c) to permit a reduction in the exercise price of Options; or

(ii) materially impair, without the consent of the recipient, an Award previously granted.

(b) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5(b) hereof) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(c) Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to such canceled Award. Notwithstanding the foregoing, except for adjustments permitted under Sections 5(b) and 11(b), no action by the Committee shall, unless approved by the stockholders of the Company, (i) cause a reduction in the exercise price of Options granted under the Plan or (ii) permit an outstanding Option with an exercise price greater than the current fair market value of a Share to be surrendered as consideration for a new Option with a lower exercise price, shares of Restricted Stock, Restricted Stock Units, and Other Stock-Based Award, a cash payment, or Common Stock. The determinations of value under this subparagraph shall be made by the Committee in its sole discretion.

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SECTION 12

(a) Award Agreements. Each Award hereunder shall be evidenced by an agreement or notice delivered to the Participant (by paper copy or electronically) that shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment or cessation of consulting or advisory services of the Participant and the effect thereon, if any, of a change in control of the Company.

(b) Withholding.

(i) A Participant shall be required to pay to the Company, and the Company shall have the right to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), any taxes required by law to be paid or withheld in respect of Awards hereunder to such Participant. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.

(ii) At any time that a Participant is required to pay to the Company an amount required to be withheld under the applicable tax laws in connection with the issuance of Shares under the Plan, the Participant may, if permitted by the Committee, satisfy this obligation in whole or in part by delivering currently owned Shares or by electing (the “Election”) to have the Company withhold from the issuance Shares, which Shares shall have a value equal to the minimum amount required to be withheld. The value of the Shares delivered or withheld shall be based on the fair market value of the Shares on the date as of which the amount of tax to be withheld shall be determined in accordance with applicable tax laws (the “Tax Date”).

(iii) Each Election to have Shares withheld must be made prior to the Tax Date. If a Participant wishes to deliver Shares in payment of taxes, the Participant must so notify the Company prior to the Tax Date.

(c) Transferability.

(i) No Awards granted hereunder may be sold, transferred, pledged, assigned, or otherwise encumbered by a Participant except:

(A) by will;

(B) by the laws of descent and distribution;

(C) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Award Agreement or an amendment thereto; or

(D) if permitted by the Committee and so provided in the Award Agreement or an amendment thereto, Options may be transferred or assigned (1) to Immediate Family Members, (2) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (3) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (4) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimis beneficial interest in a partnership, limited liability company, or trust described in (2), (3) or (4) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members.

(ii) To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the Participant, it shall be treated thereafter as a Nonqualified Stock Option. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of Awards, or levy of attachment or similar process upon Awards not specifically permitted herein, shall be null and void and without effect. The designation of a Designated Beneficiary shall not be a violation of this Section 12(c).

(d) Share Certificates. Any certificates or book or electronic entry ownership evidence for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

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(e) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights, restricted stock, and other types of Awards provided for hereunder (subject to stockholder approval of any such arrangement if approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a consultant or adviser to the Company or any Subsidiary or in the employ of or as a consultant or adviser to any other entity providing services to the Company. The Company or any Subsidiary or any such entity may at any time dismiss a Participant from employment, or terminate any arrangement pursuant to which the Participant provides services to the Company or a Subsidiary, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. No Eligible Individual or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Individuals, Participants or holders or beneficiaries of Awards.

(g) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

(h) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(j) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(k) Compliance with Law. The Company intends that Awards granted under the Plan, or any deferrals thereof, will comply with the requirements of Section 409A to the extent applicable.

(l) Deferral Permitted. Payment of cash or distribution of any Shares to which a Participant is entitled under any Award shall be made as provided in the Award Agreement. Payment may be deferred at the option of the Participant if provided in the Award Agreement.

(m) Headings. Headings are given to the subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 13

Term of the Plan. Subject to Section 11(a), no Awards may be granted under the Plan after June 9, 2020, which is ten years after the date the Plan was last approved by the Company’s stockholders; provided, however, that Awards granted prior to such date shall remain in effect until such Awards have either been satisfied, expired or canceled under the terms of the Plan, and any restrictions imposed on Shares in connection with their issuance under the Plan have lapsed.

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FREEPORT-MCMORAN INC.

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting of Stockholders to be Held on June 10, 2015

The undersigned hereby appoints James R. Moffett, Richard C. Adkerson, James C. Flores and Kathleen L. Quirk, each or any of them, as proxies, with full power of substitution, to vote the undersigned’s shares of common stock of Freeport-McMoRan Inc. at the annual meeting of stockholders, to be held at the Hotel du Pont located at 11th and Market Streets, Wilmington, Delaware 19801 on Wednesday, June 10, 2015, at 10:00 a.m., Eastern Time, and at any adjournment thereof, on all matters coming before the annual meeting. You can obtain directions to the Hotel du Pont online at the hotel’s website at www.hoteldupont.com/map-and-directions-en.html. The proxies will vote your shares: (1) as you specify on the back of this proxy card, (2) as the board of directors recommends where you do not specify your vote on a matter listed on the back of this proxy card, and (3) as the proxies decide on any other matter properly coming before the annual meeting.

If you wish your shares to be voted on all matters as the board of directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate boxes on the back of this proxy card.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
IN THE ENCLOSED ENVELOPE

(continued on reverse side)

▲ FOLD AND DETACH HERE ▲

Please mark your votes as indicated in this example

The board of directors recommends a vote FOR Proposal Nos. 1, 2, 3 and 4 below.

		FOR	WITHHOLD
Proposal No. 1 – Election of sixteen directors. Nominees are:		☐	☐
01 Richard C. Adkerson	09 Lydia H. Kennard
02 Robert J. Allison, Jr.	10 Charles C. Krulak
03 Alan R. Buckwalter, III	11 Bobby Lee Lackey
04 Robert A. Day	12 Jon C. Madonna
05 James C. Flores	13 Dustan E. McCoy
06 Gerald J. Ford	14 James R. Moffett
07 Thomas A. Fry, III	15 Stephen H. Siegele
08 H. Devon Graham, Jr.	16 Frances Fragos Townsend

FOR, except withhold vote from following nominee(s):

		FOR	AGAINST	ABSTAIN
Proposal No. 2 –	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
Proposal No. 3 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.	☐	☐	☐

Proposal No. 4 –	Reapproval of the material terms of the Section 162(m) performance goals under our Amended and Restated 2006 Stock Incentive Plan.	☐	☐	☐

The board of directors recommends a vote AGAINST Proposal No. 5 below.
		FOR	AGAINST	ABSTAIN
Proposal No. 5 –	Stockholder proposal regarding proxy access.	☐	☐	☐

Signature(s)                                                                                                                                                                                                 Dated:                                 , 2015

You may specify your voting instructions by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish your shares to be voted on all matters in accordance with the board of directors’ recommendation. If your voting instructions are not specified, your shares will be voted FOR Proposal Nos. 1, 2, 3 and 4, and AGAINST Proposal No. 5.

▲ FOLD AND DETACH HERE ▲

FREEPORT-MCMORAN INC. OFFERS STOCKHOLDERS OF RECORD

TWO WAYS TO SUBMIT YOUR VOTING INSTRUCTIONS

Your Internet submission of voting instructions authorizes the named proxies to vote your shares of common stock in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of submitting your voting instructions, 24 hours a day, 7 days a week.

SUBMITTING VOTING INSTRUCTIONS

VIA THE INTERNET

Visit www.ivselection.com/freeport15. Have your proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m., Eastern Time, on June 9, 2015.

SUBMITTING VOTING INSTRUCTIONS

BY MAIL

Simply sign and date your proxy card and return it in the postage-paid envelope to Secretary, Freeport-McMoRan Inc., P.O. Box 17149, Wilmington, Delaware 19885-9808. If you submit your voting instructions via the Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2015.

The accompanying proxy statement and the 2014 annual report are available at

www.eproxyaccess.com/fcx2015